Exhibit 10.1

CALLAWAY GOLF COMPANY,

CALLAWAY GOLF SALES COMPANY, and

CALLAWAY GOLF BALL OPERATIONS, INC.,

as U.S. Borrowers and Canadian Facility Guarantors,

CALLAWAY GOLF CANADA LTD.,

as the Canadian Borrower, and

THE OTHER OBLIGORS PARTY HERETO

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Dated as of July 22, 2011

$210,000,000

CERTAIN FINANCIAL INSTITUTIONS,

as Lenders,

BANK OF AMERICA, N.A.,

as Administrative Agent

UBS SECURITIES LLC,

as Syndication Agent

WELLS FARGO CAPITAL FINANCE, LLC,

as Documentation Agent

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Bookrunner

• 5.6	Post-Default Allocation of Payments	70
• 5.7	Application of Payments	72
• 5.8	Loan Account; Account Stated	72
• 5.9	Taxes	72
• 5.10	Lender Tax Information	73
• 5.11	Guarantee by U.S. Facility Obligors	74
• 5.12	Currency Matters	76
• 5.13	Currency Fluctuations	77

6. Section 6.	Conditions Precedent	78

• 6.1	Conditions Precedent to Initial Loans	78
• 6.2	Conditions Precedent to All Credit Extensions	78

7. Section 7.	Collateral	79

• 7.1	Grant of Security Interest	79
• 7.2	Lien on Deposit Accounts; Cash Collateral	80
• 7.3	Intentionally Omitted	80
• 7.4	Certain After-Acquired Collateral	80
• 7.5	No Assumption of Liability	81
• 7.6	Further Assurances	81

8. Section 8.	Collateral Administration	81

• 8.1	Borrowing Base Certificates	81
• 8.2	Administration of Accounts	81
• 8.3	Administration of Inventory	82
• 8.4	Intentionally Omitted	83
• 8.5	Administration of Deposit Accounts	83
• 8.6	General Provisions	83
• 8.7	Power of Attorney	84

9. Section 9.	Representations and Warranties	85

• 9.1	General Representations and Warranties	85

10. Section 10.	Covenants and Continuing Agreements	92

• 10.1	Affirmative Covenants	92
• 10.2	Negative Covenants	98
• 10.3	Financial Covenants	108

11. Section 11.	Events of Default; Remedies on Default	108

• 11.1	Events of Default	108
• 11.2	Remedies upon Default	110
• 11.3	License	111
• 11.4	Setoff	111

• 11.5	Remedies Cumulative; No Waiver	111
• 11.6	Judgment Currency	112

12. Section 12.	Agent	112

• 12.1	Appointment, Authority and Duties of Agent	112
• 12.2	Agreements Regarding Collateral and Field Examination Reports	114
• 12.3	Reliance By Agent	114
• 12.4	Action Upon Default	115
• 12.5	Ratable Sharing	115
• 12.6	Indemnification	115
• 12.7	Limitation on Responsibilities of Agent	116
• 12.8	Successor Agent and Co-Agents	116
• 12.9	Due Diligence and Non-Reliance	117
• 12.10	Remittance of Payments and Collections	117
• 12.11	Agent in its Individual Capacity	118
• 12.12	Agent Titles	118
• 12.13	Bank Product Providers	118
• 12.14	No Third Party Beneficiaries	118

13. Section 13.	Benefit of Agreement; Assignments	118

• 13.1	Successors and Assigns	118
• 13.2	Participations	119
• 13.3	Assignments	119
• 13.4	Replacement of Certain Lenders	120

14. Section 14.	Miscellaneous	121

• 14.1	Consents, Amendments and Waivers	121
• 14.2	Indemnity	122
• 14.3	Notices and Communications	122
• 14.4	Performance of Obligors’ Obligations	123
• 14.5	Credit Inquiries	123
• 14.6	Severability	123
• 14.7	Cumulative Effect; Conflict of Terms	123
• 14.8	Counterparts	123
• 14.9	Entire Agreement	124
• 14.10	Relationship with Lenders	124
• 14.11	Lender Loss Sharing Agreement.	124
• 14.12	No Advisory or Fiduciary Responsibility	126
• 14.13	Confidentiality	126
• 14.14	GOVERNING LAW	127
• 14.15	Consent to Forum; Judicial Reference	127
• 14.16	Waivers by Obligors	128
• 14.17	Patriot Act Notice	128

• 14.18	Canadian Anti-Money Laundering Legislation	129
• 14.19	Reinstatement	129
• 14.20	Nonliability of Lenders	129
• 14.21	Amendment and Restatement	130

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Canadian Revolver Note
Exhibit A-2	Form of U.S. Revolver Note
Exhibit B	Assignment and Acceptance
Exhibit C	Assignment Notice
Exhibit D	Form of Compliance Certificate

Schedule E-1	Existing Letters of Credit
Schedule 1.1	Commitments of Lenders
Schedule 8.6.1	Business Locations
Schedule 9.1.9	Environmental Matters
Schedule 9.1.12	ERISA Compliance
Schedule 9.1.13	Names and Capital Structure
Schedule 9.1.21	Labor Contracts
Schedule 10.2.1	Existing Liens
Schedule 10.2.2	Permitted Investments
Schedule 10.2.3	Permitted Debt

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

1. THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT is dated as of July 22, 2011, among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”, and together with Parent and Callaway Sales, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower” and together with the U.S. Borrowers, collectively, “Borrowers”), the other Obligors party to this Agreement from time to time, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A., a national banking association, as administrative agent for the Lenders (“Agent”).

R E C I T A L S:

WHEREAS, Agent, the Lenders party thereto, the Borrowers, and the other Obligors party hereto as of the date hereof have entered into that certain Loan and Security Agreement dated as of June 30, 2011 (the “Original Loan Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate in their entirety the agreements contained in the Original Loan Agreement as amongst themselves;

WHEREAS, the Obligors have requested that: (i) the U.S. Lenders provide a credit facility to the U.S. Borrowers; and (ii) the Canadian Lenders provide a credit facility to the Canadian Borrower, in each case, to finance their mutual and collective business enterprise;

WHEREAS, the applicable Lenders are willing to provide such credit facilities on the terms and conditions set forth herein; and

WHEREAS, each Obligor hereby restates, ratifies and reaffirms each and every term and condition set forth in the Original Loan Agreement, as amended and restated hereby, and the other Loan Documents effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto amend and restate the Original Loan Agreement and agree as follows:

SECTION 1. DEFINITIONS; RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms have the meanings set forth below:

2. Account: as defined in the UCC (and/or, with respect to any Accounts of a Canadian Subsidiary, as defined in the PPSA), including all rights to payment for goods sold or leased, or for services rendered.

3. Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.

4. Acquisition: any transaction, or any series of related transactions, consummated on or after the Original Agreement Closing Date, by which Parent, directly or indirectly, acquires (a) any going business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger, or otherwise or (b) in one transaction or as the most recent transaction in a series of transactions, a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

5. Acquisition Cap: $0; provided, however, the Acquisition Cap shall be increased to $25,000,000 on the first day of the month following the date Agent has received evidence, in form and substance reasonably satisfactory to Agent, that Fixed Charge Coverage Ratio for any trailing twelve month period ending after the Original Agreement Closing Date is 1.0 to 1.0 or greater. For the avoidance of doubt, any increase in the Acquisition Cap shall remain in effect notwithstanding that Fixed Charge Coverage Ratio for any trailing twelve month period after such increase takes effect shall be less than 1.0 to 1.0.

6. Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.

7. Agent: as defined in the preamble to this Agreement.

8. Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.

9. Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.

10. Agreement: this Amended and Restated Loan and Security Agreement.

11. Allocable Amount: as defined in Section 5.11.3.

12. Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act and the Proceeds of Crime Act.

13. Applicable Law: all laws, rules, regulations and governmental guidelines with the force of law applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

14. Applicable Lenders: with respect to the U.S. Borrowers, the U.S. Lenders, and with respect to the Canadian Borrower, the Canadian Lenders.

15. Applicable Margin: with respect to any Type of Loan, the respective margin set forth in the grid below (the “Pricing Grid”), as determined by the Availability Ratio for the last calendar month:

Level	Availability Ratio	U.S. Base Rate Loans	LIBOR Loans	Canadian BA Rate Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans
I	Greater than or equal to 67%	1.25%	2.25%	2.25%	1.25%
II	Less than 67% but greater than 33%	1.50%	2.50%	2.50%	1.50%
III	Less than or equal to 33%	1.75%	2.75%	2.75%	1.75%

16. Until the end of the twelfth full calendar month ending after the Original Agreement Closing Date, margins shall be determined as if Level II were applicable regardless of the Availability Ratio for the last calendar month. Thereafter, margins shall be subject to increase or decrease based upon the Availability Ratio for the prior calendar month, as determined by Agent. If, by the first day of a calendar month, any Borrowing Base Certificate due in the preceding calendar month has not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level III were applicable, from such day until the first day of the calendar month following actual receipt.

17. Notwithstanding the foregoing: (a) on the first day of the month following the date Agent has received evidence, in form and substance reasonably satisfactory to Agent, that EBITDA for any trailing twelve month period ending after the Original Agreement Closing Date was $25,000,000 or greater, but less than $50,000,000, the Pricing Grid shall be as follows:

Level	Availability Ratio	U.S. Base Rate Loans	LIBOR Loans	Canadian BA Rate Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans
I	Greater than or equal to 67%	1.00%	2.00%	2.00%	1.00%
II	Less than 67% but greater than 33%	1.25%	2.25%	2.25%	1.25%
III	Less than or equal to 33%	1.50%	2.50%	2.50%	1.50%

18.

19. ; and (b) on the first day of the month following the date Agent has received evidence, in form and substance reasonably satisfactory to Agent, that EBITDA for any trailing twelve month period ending after the Original Agreement Closing Date was $50,000,000 or greater, the Pricing Grid shall be as follows:

Level	Availability Ratio	U.S. Base Rate Loans	LIBOR Loans	Canadian BA Rate Loans	Canadian Prime Rate Loans and Canadian Base Rate Loans
I	Greater than or equal to 67%	0.75%	1.75%	1.75%	0.75%
II	Less than 67% but greater than 33%	1.00%	2.00%	2.00%	1.00%
III	Less than or equal to 33%	1.25%	2.25%	2.25%	1.25%

20.

21. For the avoidance of doubt, any reduction of the Pricing Grid under the preceding clause (a) or (b) shall remain in effect notwithstanding that EBITDA for any trailing twelve month period after such reduction takes effect shall be less than $25,000,000 in the case of clause (a) or $50,000,000 in the case of clause (b).

22. Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.

23. Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor or a Subsidiary, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.

24. Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.

25. Assignment of Claims Act: Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.

26. Availability: as of any date of determination, the sum of the U.S. Availability plus the Canadian Availability.

27. Availability Ratio: the ratio (expressed as a percentage), for any calendar month, of (a) the average daily Availability for such calendar month to (b) an amount equal to the sum of (i) the average daily Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) for such calendar month, plus (ii) the average daily U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) for such calendar month.

28. Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.

29. Bank of America (Canada): Bank of America, N.A. (acting through its Canada branch), and its successors and assigns.

30. Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, branches, agents and attorneys.

31. Bank Product: any of the following products, services or facilities extended to any Obligor or Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; (d) purchase cards (including so-called “procurement cards” or “P-cards”), and (e) other banking products or services as may be requested by any Obligor or Subsidiary unless otherwise agreed in writing between such Obligor or Subsidiary and the provider of such products or services, other than Letters of Credit.

32. Bank Product Debt: Debt and other obligations of an Obligor or Subsidiary relating to Bank Products.

33. Board of Governors: the Board of Governors of the Federal Reserve System.

34. Borrowed Money: with respect to any Obligor or Subsidiary, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor or Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.

35. Borrower Agent: as defined in Section 4.4.

36. Borrower Group: a group consisting of (i) the U.S. Borrowers or (ii) the Canadian Borrower, as the context requires.

37. Borrowers: as defined in the preamble to this Agreement.

38. Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.

39. Borrowing Base: the Canadian Borrowing Base and/or the U.S. Borrowing Base, as the context requires.

40. Borrowing Base Certificate: a U.S. Borrowing Base Certificate or a Canadian Borrowing Base Certificate, as applicable.

41. Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina and New York, and if such day relates to: (a) a LIBOR Loan, any such day on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market, and (b) a Canadian Revolver Loan, any such day on which banks in Toronto, Ontario, Canada are open for the transaction of banking business.

42. CAM: as defined in Section 14.11(a)(i).

43. CAM Exchange: as defined in Section 14.11(a)(ii).

44. CAM Exchange Date: as defined in Section 14.11(a)(iii).

45. CAM Percentage: as defined in Section 14.11(a)(iv).

46. Calculation Date: as defined in Section 5.13.

47. Canadian Accounts Formula Amount: 85% of the Value of Eligible Accounts of the Canadian Borrower.

48. Canadian Availability: as of any date of determination, the Canadian Borrowing Base as of such date of determination minus the aggregate principal amount of all Canadian Revolver Loans outstanding on such date of determination.

49. Canadian Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the Canadian Borrower’s Inventory; (b) the Canadian Rent and Charges Reserve; (c) the Canadian LC Reserve; (d) the Canadian Bank Product Reserve; (e) all accrued Royalties of the Canadian Domiciled Obligors, whether or not then due and payable by a Canadian Domiciled Obligor; (f) the aggregate amount of liabilities secured by Liens upon Canadian Facility Collateral that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the Canadian Priority Payables Reserve; (h) the Wage Earner Protection Act Reserve; (i) the Canadian Dilution Reserve, and (j) such additional reserves, in such amounts and with respect to such matters, as

Agent in its Credit Judgment may elect to impose from time to time with respect to the Canadian Borrowing Base.

50. Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar Bankers’ Acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), plus five (5) basis points, provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by Agent is then offering to purchase Canadian Dollar Bankers’ Acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term), plus five (5) basis points.

51. Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.

52. Canadian Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the Canadian Domiciled Obligors and their Subsidiaries.

53. Canadian Base Rate: for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America (Canada) based on various factors including costs and desired return of Bank of America (Canada), general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate.) Any change in the “base rate” announced by Bank of America (Canada) shall take effect at the opening of business on the day specified in the public announcement of such change. Each interest rate based upon the Canadian Base Rate shall be adjusted simultaneously with any change in the “base rate”. In the event that Bank of America (Canada) (including any successor or assignee) does not at any time publicly announce a “base rate”, then “Canadian Base Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by Agent.

54. Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.

55. Canadian Borrower: as defined in the preamble to this Agreement.

56. Canadian Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum Canadian Facility Amount, minus the Canadian LC Reserve, or (b) the sum of the Canadian Accounts Formula Amount, plus the Canadian Inventory Formula Amount, minus the Canadian Availability Reserve.

57. Canadian Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which the Canadian Borrower certifies calculation of the Canadian Borrowing Base.

58. Canadian Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America (Canada) or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the Canadian Facility Secured Parties and shall be subject to Agent’s Liens securing the Canadian Facility Obligations.

59. Canadian Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the Canadian Borrower by 1% for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

60. Canadian Dollars or Cdn$: the lawful currency of Canada.

61. Canadian Domiciled Obligor: each Canadian Subsidiary which is at any time an Obligor, and “Canadian Domiciled Obligors” means all such Persons, collectively.

62. Canadian Dominion Account: a special account established by the Canadian Borrower at Bank of America (Canada) or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

Canadian Employee Benefits Legislation: the Employment Pensions Plan Act (Alberta), Pension Benefits Standards Act (British Columbia), the Supplemental Pension Plans Act (Quebec) and any Canadian federal, provincial or local counterparts or equivalents, in each case, as applicable and as amended from time to time.

63. Canadian Employee Plan: any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Obligor, or with respect to which a Canadian Domiciled Obligor has or could have any obligation or liability, contingent or otherwise.

64. Canadian Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of each Canadian Domiciled Obligor and each U.S. Domiciled Obligor.

65. Canadian Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a Canadian Facility Guarantor in favor of Agent guaranteeing all or any portion of the Canadian Facility Obligations.

66. Canadian Facility Guarantor: Parent, each Canadian Subsidiary and each U.S. Subsidiary and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations.

67. Canadian Facility Obligations: all Obligations of the Canadian Facility Obligors (excluding, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of any U.S. Facility Obligations).

68. Canadian Facility Obligor: each of the Canadian Borrower or any Canadian Facility Guarantor, and “Canadian Facility Obligors” means all of such Persons, collectively.

69. Canadian Facility Secured Parties: the Agent, the Canadian Issuing Bank, the Canadian Lenders and the Secured Bank Product Providers who provide Bank Products to the Canadian Facility Obligors and their Subsidiaries.

70. Canadian Inventory Formula Amount: the sum of: (a) the lesser of (i) 65% of the Value of the Canadian Borrower’s Eligible Inventory, or (ii) 85% of the NOLV Percentage of the Value of the Canadian Borrower’s Eligible Inventory, plus (b) the lesser of (i) $2,000,000, (ii) 65% of the Value of the Canadian Borrower’s Eligible In-Transit Inventory, or (iii) 85% of the NOLV Percentage of the Value of the Canadian Borrower’s Eligible In-Transit Inventory.

71. Canadian Issuing Bank: Bank of America (Canada) or an Affiliate of Bank of America (Canada).

72. Canadian LC Obligations: the sum (without duplication) of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrower.

73. Canadian LC Reserve: the aggregate of all Canadian LC Obligations, other than those that have been Cash Collateralized.

74. Canadian Lenders: Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment). Each Canadian Lender shall be a Canadian Qualified Lender.

75. Canadian Letter of Credit Subline: $5,000,000.

76. Canadian Letters of Credit: any standby or documentary letter of credit issued by the Canadian Issuing Bank for the account of the Canadian Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the Canadian Issuing Bank for the benefit of the Canadian Borrower.

77. Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).

78. Canadian Overadvance: as defined in Section 2.15 hereof.

79. Canadian Overadvance Loan: a Canadian Revolver Loan made to the Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.

80. Canadian Overadvance Loan Balance: on any date, the amount by which the aggregate Canadian Revolver Exposure exceeds the amount of the Canadian Borrowing Base on such date.

81. Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Obligor in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.

82. Canadian Prime Rate: on any date, the highest of (a) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Prime Rate”, (b) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (c) the sum of 1.00% plus the Canadian BA Rate for a one month Interest Period as determined on such day. The “Canadian Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including Bank of America (Canada)’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America (Canada) shall take effect at the opening of business on the day specified in the public announcement of such change.

83. Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.

84. Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as Agent may determine which reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation and other unpaid (when due) or unremitted (when due) amounts by any Canadian Domiciled Obligor which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

85. Canadian Qualified Lender: a financial institution that is not precluded from being a Canadian Lender under the terms of the Bank Act (Canada) or other applicable Canadian federal or provincial legislation.

86. Canadian Reimbursement Date: as defined in Section 2.4.2.

87. Canadian Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Canadian Facility Collateral or could assert a Lien on any Canadian Facility Collateral; and (b)

commencing three months after the Original Agreement Closing Date, a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

88. Canadian Required Lenders: Canadian Lenders (subject to Section 4.2) having (a) Canadian Revolver Commitments in excess of 50% of the aggregate Canadian Revolver Commitments; and (b) if the Canadian Revolver Commitments have terminated, Canadian Revolver Loans and Canadian LC Obligations in excess of 50% of all outstanding Canadian Revolver Loans and Canadian LC Obligations; provided, however, that the Canadian Revolver Commitments and Canadian Revolver Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more Canadian Lenders, “Canadian Required Lenders” must include at least 3 Canadian Lenders, and (ii) less than 3 Canadian Lenders, “Canadian Required Lenders” must include all Canadian Lenders.

89. Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to participate in Canadian LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4 or 11.2. “Canadian Revolver Commitments” means the aggregate amount of such commitments of all Canadian Lenders.

90. Canadian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Borrower Agent terminates or reduces to zero all of the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2.

91. Canadian Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations on such date.

92. Canadian Revolver Loan: a Revolver Loan made by Canadian Lenders to Canadian Borrower pursuant to Section 2.1.1(b), which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Borrower Agent, and any Canadian Swingline Loan, Canadian Overadvance Loan or Protective Advance made to or owed by the Canadian Borrower.

93. Canadian Revolver Notes: a promissory note executed by Canadian Borrower in favor of a Canadian Lender in the form of Exhibit A-1, in the amount of such Canadian Lender’s Canadian Revolver Commitment.

94. Canadian Security Agreement: each (a) general security agreement, security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any Canadian Domiciled Obligor grants to Agent, for the benefit of the Canadian Facility Secured Parties, Liens upon its Property as security for the Canadian Facility Obligations or (b)

security agreement, deed of hypothec, pledge agreement, mortgage or similar agreement pursuant to which any U.S. Domiciled Obligor grants to Agent, for the benefit of the Secured Parties, Liens on its Property located in Canada or otherwise subject to Canadian law as security for the Obligations.

95. Canadian Subsidiary: a Subsidiary of Parent incorporated or organized under the laws of Canada or any province or territory of Canada.

96. Canadian Swingline Loan: any Borrowing of Canadian Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the Canadian Lenders or repaid by the Canadian Borrower.

97. Canadian Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if the average daily balance of Canadian Revolver Loans and stated amount of Canadian Letters of Credit was 50% or less of the Canadian Revolver Commitments during the preceding calendar month, or (b) 0.375%, if such average daily balance was more than 50% of the Canadian Revolver Commitments during the preceding calendar month.

98. Capital Expenditures: all liabilities incurred or expenditures made by an Obligor or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year.

99. Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

100. Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.

101. Cash Collateral Account: the U.S. Cash Collateral Account and/or the Canadian Cash Collateral Account, as the context may require.

102. Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Secured Bank Product Obligations), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.

103. Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by Bank of America or a commercial bank organized under the laws of the United States, Canada, or any state or district of the United States or province or territory of Canada thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank described in clause (b); (d) commercial paper issued by Bank of America or rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.

104. Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Obligor or Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.

105. CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).

106. Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

107. Change of Control: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of Parent or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the Equity Interests of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of Parent ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors), or (c) Parent ceases to own and control, beneficially and of record, directly or indirectly, all Equity Interests in all other Obligors.

108. Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations or replacement of Agent or any Lender) incurred by any Indemnitee or asserted against any Indemnitee by any Obligor or other Person, in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

109. Closing Date: as defined in Section 6.1.

110. Closing Date Availability: on any date of determination, an amount equal to: (a) the sum of the Canadian Accounts Formula Amount, plus the Canadian Inventory Formula Amount, minus the Canadian Availability Reserve, minus the aggregate principal amount of Canadian Revolver Loans outstanding, in each case, on such date of determination, plus (b) the sum of the U.S. Accounts Formula Amount, plus the U.S. Inventory Formula Amount, minus the U.S. Availability Reserve, minus the aggregate principal amount of U.S. Revolver Loans outstanding, in each case, on such date of determination.

111. Code: the Internal Revenue Code of 1986.

112. Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.

113. Commitment: for any Lender, the aggregate amount of such Lender’s U.S. Revolver Commitment and Canadian Revolver Commitment. “Commitments” means the aggregate amount of all U.S. Revolver Commitments and Canadian Revolver Commitments.

114. Compliance Certificate: a certificate, in the form of Exhibit D, by which Borrowers certify compliance with Section 10.3 (such certificate to include a calculation of the Fixed Charge Coverage Ratio whether or not a Covenant Trigger Period is in effect).

115. Consolidated Tangible Assets: as of any date of determination, the Consolidated Total Assets of Parent and its Subsidiaries minus consolidated intangible assets of Parent and its Subsidiaries, all determined in accordance with GAAP.

116. Consolidated Total Assets: as of any date of determination, the consolidated total assets of Parent and its Subsidiaries as of such date, determined in accordance with GAAP.

117. Contingent Obligation: as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Debt or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Debt or other obligation of the payment or performance of such Debt or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Debt or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Debt or other obligation of any other Person, whether or not such Debt or other obligation is assumed by such Person. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

118. Contractual Obligation: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

119. Covenant Trigger Percentage: 12.5%; provided, however, Covenant Trigger Percentage shall be reduced to 10% on the first day of the month following the date Agent has received evidence, in form and substance reasonably satisfactory to Agent, that EBITDA for any trailing twelve month period ending after the Original Agreement Closing Date was $50,000,000 or greater. For the avoidance of doubt, any reduction of the Covenant Trigger Percentage shall remain in effect notwithstanding that EBITDA for any trailing twelve month period after such reduction takes effect shall be less than $50,000,000.

120. Covenant Trigger Period: the period (a) commencing on the day that Trigger Event Excess Availability is less than, at any time, the greater of (i) $25,000,000, and (ii) an amount equal to the Covenant Trigger Percentage of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation); and (b) continuing until, during the preceding 30 consecutive days, Trigger Event Excess Availability has been greater than, at all times, the greater of (i) $25,000,000, and (ii) an amount equal to the Covenant Trigger Percentage of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation).

121. Credit Judgment: Agent’s judgment exercised in good faith, based upon its consideration of any factor that it believes (a) could reasonably be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) provides a reasonable basis to conclude that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could reasonably be expected to result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could reasonably be expected to increase the credit risk of lending to Borrowers on the security of the Collateral.

122. Credit Party: Agent, a Lender or an Issuing Bank; and “Credit Parties” means Agent, Lenders and Issuing Banks.

123. Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.

124. CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

125. Debt: as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable and accrued expenses arising in the Ordinary Course of Business); (d) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) Capital Leases and Off-Balance Sheet Liabilities; (f) all Contingent Obligations of such Person in respect of the foregoing clauses (a) through (e); and (g) in the case of an Obligor, the Obligations.

126. Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.

127. Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.

128. Defaulting Lender: any Lender that, as determined by Agent, (a) has failed to perform any funding obligations hereunder, and such failure is not cured within three Business Days; (b) has notified Agent or any Borrower that such Lender does not intend to comply with its funding obligations hereunder or has made a public statement to the effect that it does not intend to comply with its funding obligations hereunder or under any other credit facility; (c) has failed, within three Business Days following request by Agent, to confirm in a manner satisfactory to Agent that such Lender will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has, become the subject of an Insolvency Proceeding or taken any action in furtherance thereof; provided, however, that a Lender shall not be a Defaulting Lender solely by virtue of a Governmental Authority’s ownership of an equity interest in such Lender or parent company.

129. Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).

130. Deposit Account Control Agreements: the deposit account control agreements to be executed by each institution maintaining a Deposit Account for an Obligor, in favor of Agent, for the benefit of Secured Parties.

131. Designated Obligations: as defined in Section 14.11(a)(v).

132. Dilution Percent: the percent, for any period determined by Agent, equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts of the U.S. Borrowers (in the case of the U.S. Dilution Reserve) or the Canadian Borrower (in the case of the Canadian Dilution Reserve), divided by (b) gross sales of the U.S. Borrowers (in the case of the U.S. Dilution Reserve) or of the Canadian Borrower (in the case of the Canadian Dilution Reserve).

133. Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

134. Document: as defined in the UCC (and/or with respect to any Document of a Canadian Subsidiary, a “document of title” as defined in the PPSA).

135. Dollars: lawful money of the United States.

136. Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.

137. Dominion Account: with respect to the U.S. Domiciled Obligors, the U.S. Dominion Account, and with respect to the Canadian Domiciled Obligors, the Canadian Dominion Account.

138. Dominion Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Trigger Event Excess Availability is less than, at any time, the greater of (i) $25,000,000, and (ii) an amount equal to 12.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S.

Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) and (b) continuing until, during the preceding 60 consecutive days, no Event of Default has existed and Trigger Event Excess Availability has been greater than, at all times, the greater of (i) $25,000,000, and (ii) an amount equal to 12.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation); provided that following the second termination of a Dominion Trigger Period in any twelve (12) consecutive month period, no subsequent Dominion Trigger Period shall be terminated until such time as no Event of Default exists and Trigger Event Excess Availability has been greater than, at all times, the greater of (i) $25,000,000, and (ii) an amount equal to 12.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) for 365 consecutive days. Agent will endeavor to provide copies of each notice of control Agent sends to any Dominion Account bank to Borrower Agent substantially contemporaneously with providing such notice to such Dominion Account bank; provided, however, that the failure of Agent to provide a copy of any such notice to Borrower Agent shall not give rise to any liability on the part of Agent and shall not affect the validity and effectiveness of such notice.

139. EBITDA: determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before interest expense, non-cash stock compensation expense, provision for income taxes, depreciation and amortization expense, other non-cash expenses (except to the extent representing a reserve or accrual for cash expenses in another period) of Borrower Agent and its subsidiaries (including, without limitation, non-cash amounts related to any downsizing, restructuring or partial close of any operations of Borrower Agent or any of its subsidiaries), gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, and any extraordinary gains (in each case, to the extent included in determining net income).

140. Eligible Account: an Account owing to a Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars (or, in the case of an Account owing to Canadian Borrower, in Dollars or Canadian Dollars), and is deemed by Agent, in its Credit Judgment, to satisfy the criteria set forth below. No Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or it is unpaid for more than 150 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor and such Account Debtor’s Affiliates, it exceeds 15% of the aggregate Eligible Accounts (or such higher percentage as Agent may establish for the Account Debtor and its Affiliates from time to time); (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower that originated such Account is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or

Canada; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act or the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada and Canadian Borrower has complied, to the satisfaction of Agent, with the Financial Administration Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (l) its payment has been extended or the Account Debtor has made a partial payment; (m) it arises from a sale to an Affiliate, from a sale on a cash-on-delivery, bill-and-hold, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a) and (b), credit balances more than 60 days old will be excluded.

141. The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on the Account, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Accounts as determined by Agent in its Credit Judgment.

142. Eligible Assignee: a Person that is (i) a Lender or a U.S.-based Affiliate of a Lender, (ii) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (iii) if such Person is to hold Canadian Facility Obligations, a Canadian Qualified Lender and an Affiliate of a U.S. Lender; (iv) any other financial institution approved by Agent and Borrower Agent (which approval by Borrower Agent shall not be unreasonably withheld or delayed), that is organized under the laws of the United States or Canada or any state, province or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its Ordinary Course of Business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (v) during any Event of Default, any Person acceptable to Agent in its discretion.

143. Eligible Inventory: Inventory owned by a Borrower that Agent, in its Credit Judgment, deems to satisfy the criteria set forth below. No Inventory shall be Eligible Inventory unless it (a) is finished goods or raw materials, and not packaging or shipping materials, labels, samples, display items, bags, replacement parts or manufacturing supplies; (b) is not held on consignment, nor subject to any deposit or down payment; (c) is in new and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) is not slow-moving (as determined by Agent from time to time), perishable, obsolete or unmerchantable, and does not constitute returned or repossessed goods; (e) meets all standards imposed by any Governmental Authority, and does not constitute hazardous materials under any Environmental Law; (f) conforms with the covenants and representations herein; (g) is subject to Agent’s duly perfected, first priority Lien, and no other Lien; (h) is not consigned to any Person, and is within the continental United States, in the case of Inventory of a U.S. Borrower, or Canada, in the case of Inventory of the Canadian Borrower; (i) is not in transit (other than, in the case of Inventory of a U.S. Borrower, in transit between facilities of the U.S. Borrowers, or, in the case of Inventory of the Canadian Borrower, in transit between facilities of the Canadian Borrower); (j) is not subject to any warehouse receipt or negotiable Document; (k) is not subject to any License or other arrangement that restricts such Borrower’s or Agent’s right to dispose of such Inventory, unless Agent has received an appropriate Lien Waiver; (l) is not located on leased premises or in the possession of a warehouseman, processor, repairman, mechanic, shipper, freight forwarder or other Person, unless the lessor or such Person has delivered a Lien Waiver or an appropriate U.S. Rent and Charges Reserve (in the case of the U.S. Borrowers) or a Canadian Rent and Charges Reserve (in the case of the Canadian Borrower) has been established; and (m) is reflected in the details of a current perpetual inventory report.

144. The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in its Credit Judgment, based on: (i) an event, condition or other circumstance arising after the date hereof, (ii) an event, condition or other circumstance existing on the date hereof to the extent that the Agent has no knowledge thereof or its effect on Inventory, or (iii) facts, information, or circumstances provided to or learned by Agent in the course of its administration of the facility, including, without limitation, in connection with field exams, audits, reports and other information received, and observance of Collateral and the Obligors’ business performance, in any case under clauses (i), (ii) or (iii), which adversely affects or would reasonably be expected to adversely affect the Inventory as determined by Agent in its Credit Judgment.

145. Eligible In-Transit Inventory: Inventory consisting of finished goods owned by a Borrower that would be Eligible Inventory if it were not subject to a Document and in transit from a foreign location to a location of a Borrower within the United States or Canada, and that Agent, in its Credit Judgment, deems to be Eligible In-Transit Inventory. Without limiting the foregoing, no Inventory shall be Eligible In-Transit Inventory unless it (a) is finished goods, (b) has been delivered to a carrier in a foreign port or foreign airport for receipt by a Borrower in the United States (in the case of the U.S. Borrowers) or Canada (in the case of the Canadian Borrower) within sixty (60) days of the date of determination, but which has not yet been received by the applicable Borrower, (c) is subject to a negotiable Document showing Agent (or, with the consent of Agent, the applicable Borrower) as consignee, which Document is in the possession of Agent or such other Person as Agent shall approve; (d) is fully insured in a manner satisfactory to Agent; (e) has been identified to the applicable sales contract and title has passed to the applicable Borrower; (f) is not sold by a vendor that has a right to reclaim, divert shipment of, repossess, stop delivery, claim any reservation of title or otherwise assert Lien rights against the Inventory, or with respect to whom any Borrower is in default of any obligations; (g) is subject to purchase orders and other sale documentation satisfactory to Agent; (h) is shipped by a common carrier that is not affiliated with the vendor; and (i) is being handled by a customs broker, freight-forwarder or other handler that has delivered a Lien Waiver.

146. Enforcement Action: any action to enforce any Obligations (other than Secured Bank Product Obligations)or Loan Documents or to exercise any rights or remedies relating to any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to vote or act in an Obligor’s Insolvency Proceeding, or otherwise).

147. Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA, CWA and the Environmental Protection Act (Ontario).

148. Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.

149. Environmental Release: a release as defined in CERCLA or under any other Environmental Law.

150. Equity Interest: the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.

151. ERISA: the Employee Retirement Income Security Act of 1974.

152. ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

153. ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under

Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.

154. Event of Default: as defined in Section 11.

155. Excess Amount: as defined in Section 5.13.

156. Exchange Rate: on any date of determination, with respect to Canadian Dollars or another foreign currency in relation to Dollars, the Spot Rate for Canadian Dollars or such other foreign currency, as applicable.

157. Excluded Stock Repurchases: any: (a) Preferred Stock Repurchases, and (b) repurchases or redemptions of the Parent’s common stock to the extent consummated when the Parent does not have any outstanding 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value; provided, however, that the aggregate amount under clauses (a) and (b) which shall be deemed Excluded Stock Repurchases shall not exceed $140,000,000.

158. Excluded Tax: with respect to Agent, any Lender, any Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which Borrower Agent is located; (c) any backup withholding tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.10; (d) in the case of a Foreign Lender, any United States withholding tax that is (i) required pursuant to laws in force at the time such Lender becomes a Lender (or designates a new Lending Office) hereunder, or (ii) attributable to such Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from Borrowers with respect to such withholding tax; and (e) taxes imposed on it by reason of Section 1471 or 1472 of the Code.

159. Existing Letters of Credit: those letter(s) of credit described on Schedule E-1.

160. Extraordinary Expenses: all costs, expenses or advances that Agent or any Lender may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent or any Lender in, or the monitoring of, any Insolvency Proceeding; (d)

settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses. Notwithstanding the forgoing, absent a conflict of interest among Lenders, Extraordinary Expenses shall not include (i) legal fees for more than one counsel to the Lenders (plus any local counsel deemed necessary by the Lenders) in addition to any counsel engaged by Agent or (ii) other costs, expenses or advances incurred by any Lender to the extent unreasonably duplicative of such costs, expenses or advances incurred by the Agent.

161. Facility Termination Date: June 30, 2016.

162. Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.

163. Fee Letters: each fee letter agreement between Agent and Borrowers (or any of them).

164. Financial Administration Act: Financial Administration Act (Canada) and all regulations and schedules thereunder.

165. Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.

166. Fiscal Year: the fiscal year of Parent and its Subsidiaries for accounting and tax purposes, ending on December 31 of each year.

167. Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and its Subsidiaries for the most recent twelve calendar months, of (a) EBITDA minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans) and cash taxes paid (which amount may not be less than zero), to (b) Fixed Charges; provided, however, that solely for the purposes of calculating the Fixed Charge Coverage Ratio under Section 10.3.1 and Section 10.2.6(e)(ii)(D), Fixed Charges shall not include any Excluded Stock Repurchases.

168. Fixed Charges: the sum of cash interest expense, principal payments made on Borrowed Money, and Distributions made (other than Distributions made to Obligors to the extent permitted hereunder).

169. FLSA: the Fair Labor Standards Act of 1938.

170. Foreign Lender: any Lender that is (a) in the case of the U.S. Borrowers, organized under the laws of a jurisdiction other than the laws of the United States, or any state or district thereof and (b) in the case of the Canadian Borrower, not a Canadian Qualified Lender.

171. Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States or Canada; or (b) mandated by a government other than the United States or Canada for employees of any Obligor or Subsidiary.

172. Foreign Subsidiary: a Subsidiary of Parent that is a “controlled foreign corporation” under Section 957 of the Code.

173. Fronting Exposure: a Defaulting Lender’s Pro Rata share of U.S. LC Obligations, Canadian LC Obligations, U.S. Swingline Loans, or Canadian Swingline Loans, as applicable, except to the extent allocated to other Lenders under Section 4.2.

174. FSCO: the Financial Services Commission of Ontario or like body in any other province of Canada and any other Governmental Authority succeeding to the functions thereof.

175. Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Banks arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.

176. GAAP: generally accepted accounting principles in effect in the United States from time to time.

177. General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Subsidiary, an “intangible” as defined in the PPSA).

178. Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

179. Governmental Authority: any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof or any other foreign entity or government.

180. Guarantee: each guarantee agreement (including this Agreement and the Canadian Facility Guarantee) executed by a Guarantor in favor of Agent guaranteeing all or any portion of any Canadian Facility Obligation or U.S. Facility Obligation.

181. Guarantor Payment: as defined in Section 5.11.3.

182. Guarantors: Canadian Facility Guarantors, U.S. Facility Guarantors, and each other Person who guarantees payment or performance of any Obligations.

183. Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.

184. Immaterial Subsidiary: at any time, any Subsidiary of Parent that is not a Material Subsidiary.

185. Indemnified Taxes: Taxes other than Excluded Taxes.

186. Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.

187. Insolvency Proceeding: any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the Bankruptcy and Insolvency Act (Canada) and the Companies’ Creditors Arrangement Act (Canada); (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

188. Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

189. Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that an Obligor’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.

190. Interest Period: as defined in Section 3.1.4.

191. Inventory: as defined in the UCC (and/or with respect to any inventory located in Canada, as defined in the PPSA), including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the applicable Obligor’s business (but excluding Equipment).

192. Inventory Reserve: reserves established by Agent in its Credit Judgment to reflect factors that may negatively impact the Value of Inventory, including change in salability, obsolescence, seasonality, theft, shrinkage, imbalance, change in composition or mix, markdowns and vendor chargebacks.

193. Investment: as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Contingent Obligation in respect of Debt of, assumption of Debt of, or purchase or other acquisition of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

194. IRS: the United States Internal Revenue Service.

195. Issuing Bank Indemnitees: the Issuing Banks and their officers, directors, employees, Affiliates, branches, agents and attorneys.

196. Issuing Banks: the U.S. Issuing Bank and the Canadian Issuing Bank.

197. LC Application: an application by Borrower Agent on behalf of a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank.

198. LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6; (b) after giving effect to such issuance, total U.S. LC Obligations do not exceed the U.S. Letter of Credit Subline, no U.S. Overadvance exists or would result therefrom and, if no U.S. Revolver Loans are outstanding, the U.S. LC Obligations do not exceed the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve for purposes of this calculation); (c) after giving effect to such issuance, total Canadian LC Obligations do not exceed the Canadian Letter of Credit Subline, no Canadian Overadvance exists or would result therefrom and, if no Canadian Revolver Loans are outstanding, the Canadian LC Obligations do not exceed the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation); (d) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit provided, however, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to 365 days in duration, and (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit; (e) in the case of U.S. Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars; (f) in the case of Canadian Letters of Credit, the Letter of Credit and payments thereunder are denominated in Dollars or Canadian Dollars, as applicable; and (g) the form of the proposed Letter of Credit is satisfactory to Agent and the applicable Issuing Bank in their discretion.

199. LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Borrower Agent on behalf of a Borrower or by any other Person to an Issuing Bank or Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.

200. LC Obligations: the U.S. LC Obligations and the Canadian LC Obligations.

201. LC Request: a request for issuance of a Letter of Credit, to be provided by the U.S. Borrowers or the Canadian Borrower or the Borrower Agent, as applicable, to an Issuing Bank, in form satisfactory to Agent and such Issuing Bank.

202. Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.

203. Lenders: as defined in the preamble to this Agreement, including the U.S. Lenders and the Canadian Lenders, Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or in accordance with Section 2.1.7.

204. Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower Agent.

205. Letter of Credit: any U.S. Letter of Credit or Canadian Letter of Credit.

206. LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.

207. LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of Interest Period.

208. LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR.

209. License: any license or agreement under which an Obligor or Subsidiary is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

210. Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.

211. Lien: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever in respect of property (including any conditional sale or other title retention agreement and any financing lease having substantially the same economic effect as any of the foregoing).

212. Lien Waiver: an agreement, in form and substance satisfactory to Agent, by which (unless, in each case, otherwise agreed to by Agent in its sole discretion) (a) for any material Collateral located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.

213. Loan: a Revolver Loan.

214. Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.

215. Loan Documents: this Agreement, Other Agreements and Security Documents.

216. Margin Stock: as defined in Regulation U of the Board of Governors.

217. Material Adverse Effect: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Borrower or Guarantor to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Borrower or Guarantor of any Loan Document to which it is a party or on the validity or priority of Agent’s Liens on the Collateral; or (d) the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.

218. Material Subsidiary: at any time, any Subsidiary of Parent (other than an Obligor) (a) in which the aggregate Investments made by Parent and its Subsidiaries (excluding Investments in the nature of inter-company receivables payable by such Subsidiary arising in the Ordinary Course of Business for the sale of Inventory and provision of services but, in the case of Investments in a Foreign Subsidiary, including Investments in Subsidiaries of such Foreign

Subsidiary other than any such receivables) exceed $20,000,000 or (b) that had net annual sales during the four fiscal quarters most recently ended (calculated on a Pro Forma Basis after giving effect to any Acquisition made during such period) of $50,000,000 or more

219. Maximum Canadian Facility Amount: on any date of determination, the lesser of (i) the Canadian Revolver Commitments on such date and (ii) $35,000,000 (or such lesser amount after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4); it being acknowledged and agreed that at no time can the sum of the Maximum Canadian Facility Amount plus the Maximum U.S. Facility Amount exceed the Maximum Facility Amount in effect at such time.

220. Maximum Facility Amount: $210,000,000, or such greater or lesser amount as shall then be in effect after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4 and increases in the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.7.

221. Maximum U.S. Facility Amount: on any date of determination, the lesser of (i) the U.S. Revolver Commitments on such date and (ii) $175,000,000 (or such greater or lesser amount after giving effect to any reductions in the Commitments pursuant to and in accordance with Section 2.1.4 and increases in the Commitments pursuant to and in accordance with Section 2.1.7; it being acknowledged and agreed that at no time can the sum of the Maximum U.S. Facility Amount plus the Maximum Canadian Facility Amount exceed the Maximum Facility Amount in effect at such time.

222. Moody’s: Moody’s Investors Service, Inc., and its successors.

223. Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

224. Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by an Obligor or Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed (after which, any such amounts previously held as reserves shall become Net Proceeds when received).

225. NOLV Percentage: with respect to each category of each Borrower’s Inventory (as determined by Agent from to time in its discretion) the net orderly liquidation value of such Inventory, expressed as a percentage (such percentage to be adjusted seasonally at such times consistent with the most recently delivered appraisal, as determined by Agent), expected to be realized at an orderly, negotiated sale held within a reasonable period of time, net of all liquidation expenses, as determined from the most recent appraisal of such Inventory performed by an appraiser and on terms satisfactory to Agent.

226. Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.

227. Notice of Borrowing: a Notice of Borrowing to be provided by Borrower Agent to request a Borrowing of Revolver Loans, in form satisfactory to Agent.

228. Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in form satisfactory to Agent.

229. Noticed Hedge: Secured Bank Product Obligations arising under a Hedging Agreement.

230. Obligations: all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Obligors with respect to Letters of Credit, (c) Canadian LC Obligations and other obligations of the Canadian Facility Obligors with respect to Letters of Credit, (d) interest, expenses, fees, indemnification obligations, Extraordinary Expenses and other amounts payable by Obligors under Loan Documents, (e) Secured Bank Product Obligations, and (f) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.

231. Obligor: each Borrower, Guarantor, or other Person that is liable for payment of any Obligations or that has granted a Lien in favor of Agent on its assets to secure any Obligations.

232. Obligor Group: a group consisting of (i) Canadian Facility Obligors or (ii) U.S. Facility Obligors.

233. Off-Balance Sheet Liabilities: with respect to any Person, the (a) monetary obligations of such Person under a so-called synthetic lease, off-balance sheet or tax retention lease, if such obligations are considered indebtedness for borrowed money for tax purposes but such lease is classified as an operating lease under GAAP, but in any case excluding any obligations (i) that are liabilities of any such Person as lessee under any operating lease so long as the terms of such operating lease do not require any payment by or on behalf of such Person at termination of such operating lease pursuant to a required purchase by or on behalf of such Person of the property or assets subject to such operating lease or (ii) under any arrangement pursuant to which such Person guarantees or otherwise assures any other Person of the value of the property or assets subject to such operating lease and (b) the monetary obligations under any sale and leaseback transaction which does not create a liability on the consolidated balance sheet of such Person.

234. Ordinary Course of Business: with respect to any Person, the ordinary course of business of such Person, consistent with past practices.

235. Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, amalgamation or continuance, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

236. Original Agreement Closing Date: June 30, 2011.

237. Original Loan Agreement: as defined in the recitals hereto.

238. OSHA: the Occupational Safety and Hazard Act of 1970.

239. Other Agreement: each Note; LC Document; Fee Letters; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.

240. Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

241. Overadvance: a Canadian Overadvance or U.S. Overadvance, as the context requires.

242. Overadvance Loan: a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.

243. Parent: as defined in the preamble to this Agreement.

244. Participant: as defined in Section 13.2.

245. Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

246. Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.

247. PBA: the Pension Benefits Act (Ontario) or any other Canadian federal or provincial statute in relation to Canadian Pension Plans, and any regulations thereunder, as amended from time to time.

248. PBGC: the Pension Benefit Guaranty Corporation.

249. Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.

250. Permitted Acquisition: any Acquisition by Parent or any of its Subsidiaries where:

251. (a) the Board of Directors or authorized management committee of Parent or of the applicable Subsidiary and of the Person whose assets or Equity Interests are being acquired has approved such Acquisition;

252. (b) the business acquired in connection with such Acquisition is engaged in one or more of the leisure goods, products and services businesses generally or any business activities that are substantially similar, related, incidental or complementary thereto;

253. (c) both before and after giving effect to such Acquisition and the Loans and Letters of Credit (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) respects (except (i) any such representation or warranty which relates to a specified prior date and (ii) to the extent the Agent has been notified in writing by Borrower Agent that any representation or warranty is not correct and the Required Lenders have explicitly waived in writing compliance with such representation or warranty) and no Default or Event of Default exists, will exist, or would result therefrom;

254. (d) after giving effect to the Acquisition, the Parent and its Subsidiaries will continue to be compliance with the covenants in this Agreement, determined on a Pro Forma Basis;

255. (e) the purchase consideration payable in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations) shall not exceed the Acquisition Cap in the aggregate; provided, however, that no such Acquisition shall count against the Acquisition Cap if either: (i) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Acquisition, (B) Trigger Event Excess Availability is greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Acquisition, (C) the Borrowers believe in good faith that, on a Pro Forma Basis as of the last day of each month during the six month period immediately following the consummation of such

Acquisition, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation), and (D) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Acquisition (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Acquisition, (B) Trigger Event Excess Availability is greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Acquisition, and (C) the Borrowers believe in good faith that, on a Pro Forma Basis as of the last day of each month during the six month period immediately following the consummation of such Acquisition, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation);

256. (f) as soon as available, but not less than 15 Business Days prior to such Acquisition, Borrower Agent has provided Agent (i) notice of such Acquisition and (ii) a copy of all available business and financial information reasonably requested by Agent including pro forma financial statements, statements of cash flow, financial covenant projections, and Availability projections;

257. (g) not later than: (i) 15 Business Days prior to the anticipated closing date of such Acquisition, Borrower Agent shall have provided Agent with the then current drafts of the acquisition agreement and other material documents relative to such Acquisition, and (ii) 3 Business Days prior to the anticipated closing date of such Acquisition, Borrower Agent shall have provided Agent with the final copies of the acquisition agreement and other material documents relative to such Acquisition;

258. (h) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or Canada, or the Person whose Equity Interests are being acquired is organized in a jurisdiction located within the United States or Canada; provided, however, that this clause (h) shall not be applicable to any Acquisition if either: (i) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Acquisition, (B) Trigger Event Excess Availability is greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Acquisition, (C) the Borrowers believe in good faith that, on a Pro Forma Basis as of the last day of each month during the six month period immediately following the consummation of such Acquisition, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation), and (D) the Fixed Charge Coverage Ratio, on a Pro Forma Basis after giving effect to such Acquisition (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Acquisition, (B) Trigger Event Excess Availability is greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Acquisition, and (C) the Borrowers believe in good faith that, on a Pro Forma Basis as of the last day of each month during the six month period immediately following the consummation of such Acquisition, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation); and

259. (i) concurrently with such Acquisition, any Person required to become a Guarantor or to execute or to deliver any Loan Document will do so in accordance with the requirements of this Agreement.

In no event will assets acquired pursuant to a Permitted Acquisition constitute assets eligible for inclusion in the Borrowing Base prior to completion of a field examination, appraisal and other due diligence acceptable to Agent in its discretion, and if such satisfactory field examination, appraisal and due diligence is undertaken prior to the closing of such Acquisition, the assets acquired pursuant to such Acquisition may be taken into account in the applicable Borrowing Base (subject to all eligibility criteria) in determining whether the foregoing conditions are satisfied.

260. Permitted Lien: as defined in Section 10.2.1.

261. Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.

262. Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.

263. PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of Agent’s security interest in and Lien on any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.

264. Preferred Stock Repurchase: a repurchase, redemption or other retirement for value of all or a portion of the Parent’s outstanding 7.50% Series B Cumulative Perpetual Convertible Preferred Stock, $0.01 par value.

265. Pro Forma Basis: with respect to compliance with any test or covenant hereunder, in connection with or after the occurrence of an Acquisition, compliance with such covenant or test after giving effect to any such Acquisition as if such Acquisition had occurred on the first day of the relevant test period (including pro forma adjustments arising out of events which are directly attributable to the proposed Acquisition, are factually supportable and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower Agent and Agent).

266. Pro Rata: (a) with respect to any U.S. Lender and in reference to its U.S. Revolver Commitment, U.S. Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in U.S. LC Obligations and U.S. Swingline Loans, (C) increases or reductions to the U.S. Revolver Commitments pursuant to Section 2.1.4 or 2.1.7, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the U.S. Facility Obligors or to indemnify any Indemnitees for Claims relating to the U.S. Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the U.S. Revolver Commitments are outstanding, by dividing the amount of such U.S. Lender’s U.S. Revolver Commitment by the aggregate amount of all U.S. Revolver Commitments, and (ii) at any other time, by dividing the amount of such U.S. Lender’s U.S. Revolver Loans and U.S. LC Obligations by the aggregate amount of all U.S. Revolver Loans and U.S. LC Obligations; (b) with respect to any Canadian Lender and in reference to its Canadian Revolver Commitment, Canadian Facility Obligations or other matters (including (A) payments of principal, accrued interest and fees related thereto, (B) participations in Canadian LC Obligations and Canadian Swingline Loans, (C) reductions to the Canadian Revolver Commitments pursuant to Section 2.1.4, and (D) obligations to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of the Canadian Facility Obligors or to indemnify any Indemnitees for Claims relating to the Canadian Facility Obligors) relating thereto, as applicable, a percentage (carried out to the ninth decimal place) determined (i) while the Canadian Revolver Commitments are outstanding, by dividing such Canadian Lender’s Canadian Revolver Commitment by the aggregate amount of all Canadian Revolver Commitments, and (ii) at any other time, by dividing the amount of such Canadian Lender’s Canadian Revolver Loans and Canadian LC Obligations by the aggregate amount of all

Canadian Revolver Loans and Canadian LC Obligations; and (c) with respect to any Lender and in reference to any other matter relating to this Agreement or any other Loan Document which is not governed by clause (a) or clause (b) preceding of this definition (as reasonably determined by Agent from time to time), a percentage (carried out in the ninth decimal place) determined (i) while any Revolver Commitments are outstanding, by dividing the amount of such Lender’s Revolver Commitments by the aggregate amount of all Revolver Commitments, and (ii) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all Loans and LC Obligations.

267. Proceeds: as defined in Section 7.1.

268. Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.

269. Properly Contested: with respect to any obligation of any Person, (a) the obligation is subject to a bona fide dispute regarding amount or such Person’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect; (e) no Lien is imposed on assets of such Person or its Affiliates in an aggregate amount in excess of $1,000,000 for all such Liens, unless bonded and stayed to the reasonable satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order in an aggregate amount in excess of $1,000,000 for all such obligations, such judgment or order is stayed pending appeal or other judicial review.

270. Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

271. Protective Advances: as defined in Section 2.1.6.

272. RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

273. RDPRM: Quebec Register of Personal and Movable Real Rights or Registre des droits personnels et reels mobiliers du Quebec.

274. Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.

275. Report: as defined in Section 12.2.3.

276. Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

277. Reporting Trigger Period: the period (a) commencing on the day that an Event of Default occurs, or Trigger Event Excess Availability is less than, at any time, the greater of (i) $35,000,000, and (ii) an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S.

Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation); and (b) continuing until, during the preceding 30 consecutive days, no Event of Default has existed and Trigger Event Excess Availability has been greater than, at all times, the greater of (i) $35,000,000, and (ii) an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation).

278. Required Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 50% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans and LC Obligations in excess of 50% of all outstanding Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more Lenders, “Required Lenders” must include at least 3 Lenders, and (ii) less than 3 Lenders, “Required Lenders” must include all Lenders.

279. Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.

280. Reset Date: as defined Section 5.13.

281. Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of any Borrower, Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

282. Revolver Commitment: a U.S. Revolver Commitment and/or a Canadian Revolver Commitment, as the context requires. “Revolver Commitments” means the aggregate of the U.S. Revolver Commitments and the Canadian Revolver Commitments.

283. Revolver Facilities: as defined in Section 14.11(a)(vi).

284. Revolver Loan: a U.S. Revolver Loan and/or a Canadian Revolver Loan, as the context requires.

285. Revolver Notes: collectively, the U.S. Revolver Notes and the Canadian Revolver Notes.

286. Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor or a Subsidiary under a License.

287. S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

288. SEC: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

289. Secured Bank Product Obligations: Bank Product Debt owing to a Secured Bank Product Provider, up to the maximum amount (in the case of any Secured Bank Product Provider other than Bank of America and its Affiliates) specified by such provider in writing to Agent, which amount may be established or increased (by further written notice to Agent from time to time) as long as no Default or Event of Default exists and no Overadvance would result from establishment of a Canadian Bank Product Reserve or U.S. Bank Product Reserve, as applicable, for such amount and all other Secured Bank Product Obligations.

290. Secured Bank Product Provider: (a) Bank of America or any of its Affiliates; and (b) any other Lender or Affiliate of a Lender that is providing a Bank Product, provided such provider delivers written notice to Agent, in form and substance satisfactory to Agent, by the later of the Closing Date or 10 days following creation of the Bank Product, (i) describing the Bank Product and setting forth the maximum amount to be secured by the Collateral and the methodology to be used in calculating such amount, and (ii) agreeing to be bound by Section 12.13.

291. Secured Parties: Canadian Facility Secured Parties and/or U.S. Facility Secured Parties, as the context requires.

292. Security Documents: this Agreement, the Guaranties, Canadian Security Agreements, Deposit Account Control Agreements, and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.

293. Senior Officer: the chairman of the board, director, president, chief executive officer, chief financial officer or treasurer of a Borrower or, if the context requires, an Obligor.

294. Settlement Report: a report delivered by Agent to the Applicable Lenders summarizing the Revolver Loans and, if applicable, participations in LC Obligations outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Revolver Commitments.

295. Solidary Claim: as defined in Section 12.1.1(b).

296. Solvent: as to any Person, such Person (a) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (b) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (c) is able to pay all of its debts as they mature; (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (e) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase. In addition to the foregoing, “Solvent” means, with respect to any Canadian Subsidiary, that such Canadian Subsidiary is (i) adequately capitalized, (ii) owns assets, the value of which, on a going concern basis, exceeds the liabilities of such Person, (iii) will have sufficient working capital to pay its debts as they become due, (iv) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either the present or future creditors of such Subsidiary or any of its Affiliates, and (v) is not an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada).

297. Spot Rate: the exchange rate, as determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

298. Subsidiary: any entity at least 50% of whose voting securities or Equity Interests are owned by the Parent (including indirect ownership by the Parent through other entities in which the Parent directly or indirectly owns 50% of the voting securities or Equity Interests).

299. Supermajority Lenders: Lenders (subject to Section 4.2) having (a) Revolver Commitments in excess of 75% of the aggregate Revolver Commitments; and (b) if the Revolver Commitments have terminated, Loans and LC Obligations in excess of 75% of all outstanding Loans and LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation.

300. Swingline Loans: the Canadian Swingline Loans and the U.S. Swingline Loans.

301. Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

302. Termination Event: (a) the whole or partial withdrawal of a Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of interest to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of or winding up, or partial termination of or winding up, or the appointment of trustee to administer, any Canadian Pension Plan.

303. Total Revolver Exposure: as of any date of determination, the sum of the U.S. Revolver Exposure plus the Canadian Revolver Exposure.

304. Trademarks: any and all U.S. and foreign registered and unregistered trademarks, service marks, trade names, logos, designs, trade dress and other signifiers of origin, including licenses thereof (but, with respect to such licenses, only to the extent the Obligors have the right to grant such sub-license without the consent of any other party).

305. Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.

306. Trigger Event Excess Availability: as of any date of determination, an amount equal to the sum of: (a) U.S. Availability, plus (b) the lesser of (i) Canadian Availability, and (ii) 25% of U.S. Availability, minus (c) the aggregate amount, if any, of all trade payables of Obligors that are more than 60 days past due and all book overdrafts of Obligors in excess of historical practices with respect thereto, in each case as determined by Agent in its Credit Judgment.

307. Type: any type of a Loan (i.e., U.S. Base Rate Loan, LIBOR Loan, Canadian BA Rate Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan) and, in the case of LIBOR Loans and Canadian BA Rate Loans, the same Interest Period.

308. UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

309. Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year and includes any unfunded liability or solvency deficiency as determined for the purposes of the PBA in respect of any Canadian Pension Plan.

310. uPlay: uPlay, Inc., a Delaware corporation.

311. U.S. Accounts Formula Amount: 85% of the Value of Eligible Accounts of the U.S. Borrowers.

312. U.S. Availability: as of any date of determination, the U.S. Borrowing Base as of such date of determination minus the aggregate principal amount of U.S. Revolver Loans outstanding on such date of determination.

313. U.S. Availability Reserve: the sum (without duplication) of (a) the Inventory Reserve with respect to the U.S. Borrowers’ Inventory; (b) the U.S. Rent and Charges Reserve; (c) the U.S. LC Reserve; (d) the U.S. Bank Product Reserve; (e) all accrued Royalties of the U.S. Facility Obligors, whether or not then due and payable by a U.S. Facility Obligor; (f) the aggregate amount of liabilities secured by Liens upon U.S. Facility Collateral that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (g) the U.S. Dilution Reserve, (h) the Canadian Overadvance Loan Balance, if any, outstanding on such date; and (i) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time with respect to the U.S. Borrowing Base.

314. U.S. Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Secured Bank Product Obligations owing by the U.S. Domiciled Obligors and their Subsidiaries.

315. U.S. Bankruptcy Code: Title 11 of the United States Code.

316. U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.

317. U.S. Base Rate Loan: a Revolver Loan that bears interest based on the U.S. Base Rate.

318. U.S. Borrowers: as defined in the preamble to this Agreement.

319. U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum U.S. Facility Amount, minus the U.S. LC Reserve, minus the Canadian Overadvance Loan Balance, if any, outstanding on such date; or (b) the sum of the U.S. Accounts Formula Amount, plus the U.S. Inventory Formula Amount, minus the U.S. Availability Reserve.

320. U.S. Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which the U.S. Borrowers certify calculation of the U.S. Borrowing Base.

321. U.S. Cash Collateral Account: a demand deposit, money market or other account established by Agent at Bank of America or such other financial institution as Agent may select in its discretion, which account shall be for the benefit of the U.S. Facility Secured Parties and shall be subject to Agent’s Liens securing the U.S. Facility Obligations.

322. U.S. Dilution Reserve: as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts of the U.S. Borrowers by one (1) percentage point for each whole percentage point (or portion thereof) by which the Dilution Percent is in excess of 5.0%.

323. U.S. Domiciled Obligor: each of the Parent, any U.S. Borrower or any U.S. Subsidiary which it is at any time an Obligor, and “U.S. Domiciled Obligors” means all such Persons, collectively.

324. U.S. Dominion Account: a special account established by the U.S. Borrowers at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes during any Dominion Trigger Period.

325. U.S. Facility Collateral: all Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations, including Property of each U.S. Domiciled Obligor.

326. U.S. Facility Guarantee: each guarantee agreement (including this Agreement) at any time executed by a U.S. Facility Guarantor in favor of Agent guaranteeing all or any portion of the U.S. Facility Obligations.

327. U.S. Facility Guarantor: each U.S. Subsidiary other than uPlay (unless uPlay becomes a Guarantor in accordance with Section 10.2.15) and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations.

328. U.S. Facility Obligations: all Obligations of the U.S. Facility Obligors (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Obligors as guarantors of the Canadian Facility Obligations).

329. U.S. Facility Obligor: each of any U.S. Borrower or any U.S. Facility Guarantor, and “U.S. Facility Obligors” means all of such Persons, collectively.

330. U.S. Facility Secured Parties: the Agent, the U.S. Issuing Bank, the U.S. Lenders and the Secured Bank Product Providers who provide Bank Products to the U.S. Facility Obligors and their Subsidiaries.

331. U.S. Inventory Formula Amount: the sum of: (a) the lesser of (i) 65% of the Value of the U.S. Borrowers’ Eligible Inventory, or (ii) 85% of the NOLV Percentage of the Value of the U.S. Borrowers’ Eligible Inventory; plus (b) the lesser of (i) $8,000,000, (ii) 65% of the Value of the U.S. Borrowers’ Eligible In-Transit Inventory, or (ii) 85% of the NOLV Percentage of the Value of the U.S. Borrowers’ Eligible In-Transit Inventory.

332. U.S. Issuing Bank: Bank of America or an Affiliate or branch of Bank of America

333. U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by the U.S. Borrowers for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of any U.S. Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of any U.S. Borrower.

334. U.S. LC Reserve: the aggregate of all U.S. LC Obligations, other than those that have been Cash Collateralized.

335. U.S. Lenders: Bank of America and each other Lender (other than Canadian Lenders) party hereto.

336. U.S. Letter of Credit Subline: $20,000,000.

337. U.S. Letters of Credit: any standby or documentary letter of credit issued by the U.S. Issuing Bank for the account of the U.S. Borrowers (or any U.S. Borrower), or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or the U.S. Issuing Bank for the benefit of any U.S. Borrower, and shall include the Existing Letters of Credit.

338. U.S. Overadvance: as defined in Section 2.1.5.

339. U.S. Overadvance Loan: a U.S. Revolver Loan made to the U.S. Borrowers or the amount owed by the U.S. Borrowers when a U.S. Overadvance exists or is caused by the funding thereof.

340. U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

341. U.S. Reimbursement Date: as defined in Section 2.3.2.

342. U.S. Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any U.S. Facility Collateral or could assert a Lien on any U.S. Facility Collateral; and (b) commencing three months after the Original Agreement Closing Date, a reserve at least equal to three months’ rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.

343. U.S. Required Lenders: U.S. Lenders (subject to Section 4.2) having (a) U.S. Revolver Commitments in excess of 50% of the aggregate U.S. Revolver Commitments; and (b) if the U.S. Revolver Commitments have terminated, U.S. Revolver Loans and U.S. LC Obligations in excess of 50% of all outstanding U.S. Revolver Loans and U.S. LC Obligations; provided, however, that the Commitments and Loans of any Defaulting Lender shall be excluded from such calculation; provided, further, that at any time there are: (i) 3 or more U.S. Lenders, “U.S. Required Lenders” must include at least 3 U.S. Lenders, and (ii) less than 3 U.S. Lenders, “U.S. Required Lenders” must include all U.S. Lenders.

344. U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to participate in U.S. LC Obligations up to the maximum principal amount shown on Schedule 1.1, or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7, or 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.

345. U.S. Revolver Commitment Termination Date: the earliest of (a) the Facility Termination Date, (b) the date on which the Borrower Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.

346. U.S. Revolver Exposure: on any date, an amount equal to the sum of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations on such date.

347. U.S. Revolver Loan: a Revolver Loan made by a U.S. Lender to a U.S. Borrower pursuant to Section 2.1.1(a), which Loan shall be denominated in Dollars and shall be either a

U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by Borrower Agent, and any U.S. Swingline Loan, U.S. Overadvance Loan or Protective Advance made to or owed by the U.S. Borrowers.

348. U.S. Revolver Notes: a promissory note executed by U.S. Borrowers in favor of a U.S. Lender in the form of Exhibit A-2, in the amount of such U.S. Lender’s U.S. Revolver Commitment.

349. U.S. Subsidiary: a Subsidiary of Parent that is organized under the laws of a state of the United States or the District of Columbia.

350. U.S. Swingline Loan: any Borrowing of U.S. Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among the U.S. Lenders or repaid by the U.S. Borrowers.

351. U.S. Unused Line Fee Rate: a per annum rate equal to (a) 0.50%, if the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit was 50% or less of the U.S. Revolver Commitments during the preceding calendar month, or (b) 0.375%, if such average daily balance was more than 50% of the U.S. Revolver Commitments during the preceding calendar month.

352. Value: (a) for Inventory, its Dollar Equivalent value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrowers and their Affiliates; and (b) for an Account, its Dollar Equivalent face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.

Wage Earner Protection Act Reserve: on any date of determination, a reserve established from time to time by Agent in its Credit Judgment in such amount as Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Obligor employed in Canada which would give rise to a Lien with priority under Applicable Law over the Lien of Agent.

1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of Obligors delivered to Agent before the Original Agreement Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Obligors’ certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 and any other provision hereof are amended in a manner satisfactory to Required Lenders to take into account the effects of the change, if any. No calculations under the Loan Documents shall give effect to any such change prior to any such amendment.

1.3 Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Investment

Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Obligor, such terms shall refer to such Property as defined in the PPSA.

1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) time of day mean time of day at Agent’s notice address under Section 14.3.1; or (g) discretion of Agent, any Issuing Bank or any Lender mean the sole and absolute discretion of such Person. Except as expressly otherwise provided herein, all calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, any Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of an Obligor’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer of such Obligor, or knowledge that a Senior Officer of such Obligor would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.

1.5 Calculations. All references in the Loan Documents to Loans, Letters of Credit, Obligations, Borrowing Base components and other amounts shall be denominated in Dollars, unless expressly provided otherwise. The Dollar equivalent of any amounts denominated or reported under a Loan Document in a currency other than Dollars shall be determined by Agent on a daily basis, based on the current Spot Rate. Borrowers shall report Value and other Borrowing Base components to Agent in the currency invoiced by Obligors or shown in Obligors’ financial records, and unless expressly provided otherwise, shall deliver financial statements and calculate financial covenants in Dollars. Notwithstanding anything herein to the contrary, if any Obligation is funded and expressly denominated in a currency other than Dollars, Obligors shall repay such Obligation in such other currency.

1.6 Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION 2. CREDIT FACILITIES

2.1 Revolver Commitments.

2.1.1. Revolver Loans.

(a) U.S. Revolver Loans to U.S. Borrowers. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrowers on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrowers whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by the U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. U.S. Borrowers shall be jointly and severally liable to pay all of the U.S. Revolver Loans. Each U.S. Revolver Loan shall be funded and repaid in Dollars.

(b) Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrower on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the terms and provisions of this Agreement; provided, however, that such Canadian Lenders shall have no obligation to the Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds Canadian Availability on the proposed funding date for such Canadian Revolver Loan. Each Borrowing of Canadian Revolver Loans shall be funded by the Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Borrower Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or shall consist entirely of Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Borrower Agent, Dollars and repaid in the same currency as the underlying Canadian Revolver Loan was made.

(c) Maximum Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if, at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Revolver Commitments.

2.1.2. Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, the U.S. Borrowers and/or the Canadian Borrower shall execute and deliver a U.S. Revolver Note and/or a Canadian Revolver Note, respectively, to such Lender in the amount of such Lender’s applicable Revolver Commitment(s).

2.1.3. Use of Proceeds. The proceeds of Revolver Loans shall be used by Borrowers solely (a) to satisfy existing Debt on the Original Agreement Closing Date; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrowers.

2.1.4. Voluntary Reduction or Termination of Revolver Commitments.

(a) The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case, unless sooner terminated in accordance with this Agreement. Upon at least 10 days’ prior written notice to Agent from the Borrower Agent, (i) U.S. Borrowers may, at their option, terminate the U.S. Revolver Commitments and this credit facility and/or (ii) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitment, in each case, without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrowers elect to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by Borrowers pursuant to this Section 2.1.4 shall be irrevocable but may be conditioned on a refinancing or another material event. On the Canadian Revolver Commitment Termination Date, the Canadian Borrower shall make Full Payment of all Canadian Facility Obligations. On the U.S. Revolver Commitment Termination Date, the U.S. Borrowers shall make Full Payment of all U.S. Facility Obligations.

(b) So long as (i) no Default or Event of Default then exists or would result therefrom, and (ii) no U.S. Overadvance or Canadian Overadvance then exists or would result therefrom, the Borrower Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving Agent at least 10 days’ prior irrevocable written notice thereof from a Senior Officer of the Borrower Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $5,000,000 in excess thereof), (B) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum U.S. Facility Amount and/or the Maximum Canadian Facility Amount (and the respective U.S. Revolver Commitments and Canadian Revolver Commitments of the U.S. Lenders and the Canadian Lenders, respectively, in respect thereof, each of which shall be allocated to such Lenders on a Pro Rata basis at the time of such reduction) and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reduction. In addition to and without limiting the generality of the foregoing, (1) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof and (2) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof.

2.1.5. Overadvances. If the aggregate U.S. Revolver Loans exceed the U.S. Borrowing Base (a “U.S. Overadvance”) at any time, the excess amount shall be payable by U.S. Borrowers on demand by Agent, but all such U.S. Revolver Loans shall nevertheless constitute U.S. Facility Obligations secured by the U.S. Facility Collateral. If the aggregate Canadian Revolver Loans exceed the Canadian Borrowing Base (a “Canadian Overadvance”) at any time, the excess amount shall be payable by Canadian Borrower on demand by Agent, but all such Canadian Revolver Loans shall nevertheless constitute Canadian Facility Obligations secured by the Canadian Facility Collateral. Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrowers to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed 7.5% of the U.S. Borrowing Base with respect to the U.S. Borrowers, or 7.5% of the Canadian Borrowing Base with respect to the Canadian Borrower; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments or the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms. Required Lenders may at any time revoke Agent’s authority to knowingly make further Overadvance Loans by written notice to Agent

2.1.6. Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, and without regard to the aggregate U.S. Revolver Commitments or the Canadian Revolver Commitments, to make U.S. Base Rate Loans and Canadian Prime Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of 10% of the aggregate Canadian Revolver Commitments (minus the aggregate amount of any outstanding Canadian Overadvances), with respect to the Canadian Borrower, or 10% of the aggregate U.S. Revolver Commitments (minus the aggregate amount of any outstanding U.S. Overadvances), with respect to the U.S. Borrowers, outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectibility or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances under clause (a) by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances made by Agent with respect to U.S. Borrowers shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses and all Protective Advances made by Agent with respect to Canadian Borrower shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. In no event shall Protective Advances be made by Agent if it would cause the outstanding U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments or the outstanding Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments.

2.1.7. Increase in U.S. Revolver Commitments. Borrowers may request an increase in the aggregate U.S. Revolver Commitments from time to time upon notice to Agent, as long as (a) the requested increase is in a minimum amount of $10,000,000 and is offered on the same terms as the existing U.S. Revolver Commitments, except for fees mutually agreed upon by Borrowers and Agent, (b) increases under this Section do not exceed $150,000,000 in the aggregate and no more than 3 increases are made, (c) no reduction in Revolver Commitments pursuant to Section 2.1.4 has occurred prior to the requested increase, and (d) no Default or Event of Default shall have occurred and be continuing at the time of such increase or result therefrom. Agent shall promptly notify U.S. Lenders of the requested increase and, within 10 Business Days thereafter, each U.S. Lender shall notify Agent if and to what extent such Lender commits to increase its U.S. Revolver Commitment. Any U.S. Lender not responding within such period shall be deemed to have declined an increase. If U.S. Lenders fail to commit to the full requested increase, Eligible Assignees may issue additional U.S. Revolver Commitments and become U.S. Lenders hereunder. Agent may allocate, in its discretion, the increased U.S. Revolver Commitments among committing U.S. Lenders and, if necessary, Eligible Assignees. Provided the conditions set forth in Section 6.2 are satisfied, total U.S. Revolver Commitments shall be increased by the requested amount (or such lesser amount committed by U.S. Lenders and Eligible Assignees) on a date agreed upon by Agent and Borrower Agent, but no later than 45 days following Borrowers’ increase request. Agent, Borrowers, and new and existing Lenders shall execute and deliver such documents and agreements as Agent deems appropriate to evidence the increase in and allocations of U.S. Revolver Commitments. On the effective date of an increase, all outstanding U.S. Revolver Loans, U.S. LC Obligations and other exposures under the U.S. Revolver Commitments shall be reallocated among U.S. Lenders, and settled by Agent if necessary, in accordance with U.S. Lenders’ adjusted shares of such U.S. Revolver Commitments.

2.2 Intentionally Omitted.

2.3 U.S. Letter of Credit Facility.

2.3.1. Issuance of U.S. Letters of Credit. U.S. Issuing Bank shall issue U.S. Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Each U.S. Borrower acknowledges that U.S. Issuing Bank’s issuance of any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of a LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Lender or U.S. Borrowers have entered into arrangements satisfactory to Agent and U.S. Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, U.S. Issuing Bank receives written notice from U.S. Required Lenders that a LC Condition has not been satisfied, U.S. Issuing Bank shall not issue the requested U.S. Letter of Credit. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) U.S. Letters of Credit may be requested by a U.S. Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of U.S. Issuing Bank.

(c) U.S. Borrowers assume all risks of the acts, omissions or misuses of any U.S. Letter of Credit by the beneficiary. In connection with issuance of any U.S. Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and a U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative. U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against U.S. Borrowers are discharged with proceeds of any U.S. Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any U.S. Letters of Credit or LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to U.S. Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e) Obligors, Agent and Lenders hereby acknowledge and agree that all Existing Letters of Credit shall constitute U.S. Letters of Credit under this Agreement on and after the Original Agreement Closing Date with the same effect as if such Existing Letters of Credit were issued by U.S. Issuing Bank at the request of U.S. Borrowers on the Original Agreement Closing Date.

2.3.2. Reimbursement; Participations.

(a) If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, U.S. Borrowers shall pay to U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by U.S. Borrowers. The obligation of U.S. Borrowers to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that U.S. Borrowers may have at any time against the beneficiary.

Whether or not Borrower Agent submits a Notice of Borrowing, U.S. Borrowers shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a U.S. Letter of Credit, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations relating to the U.S. Letter of Credit. If U.S. Issuing Bank makes any payment under a U.S. Letter of Credit and U.S. Borrowers do not reimburse such payment on the U.S. Reimbursement Date, Agent shall promptly notify U.S. Lenders and each U.S. Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of U.S. Issuing Bank, the U.S. Lender’s Pro Rata share of such payment. Upon request by a U.S. Lender, U.S. Issuing Bank shall furnish copies of any U.S. Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each U.S. Lender to make payments to Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. U.S. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by any U.S. Borrower or other Person of any obligations under any LC Documents. U.S. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. U.S. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. U.S. Issuing Bank shall not have any liability to any Lender if U.S. Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from U.S. Required Lenders.

2.3.3. Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that U.S. Availability is less than zero, or (c) within 10 Business Days prior to the U.S. Revolver Commitment Termination Date, then U.S. Borrowers shall, at U.S. Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding U.S. Letters of Credit and pay to U.S. Issuing Bank the amount of all other U.S. LC Obligations. U.S. Borrowers shall, on demand by U.S. Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a U.S. Lender. If U.S. Borrowers fail to provide any Cash Collateral as required hereunder, U.S. Lenders may (and shall upon direction of Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or the conditions in Section 6 are satisfied).

2.3.4. Resignation of U.S. Issuing Bank. U.S. Issuing Bank may resign at any time upon notice to Agent and U.S. Borrowers. On the effective date of such resignation, U.S. Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.3, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement U.S. Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to U.S. Borrowers.

2.4 Canadian Letter of Credit Facility.

2.4.1. Issuance of Canadian Letters of Credit. Canadian Issuing Bank shall issue Canadian Letters of Credit from time to time until 30 days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:

(a) Canadian Borrower acknowledges that Canadian Issuing Bank’s issuance of any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of a LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Lender or Canadian Borrower has entered into arrangements satisfactory to Agent and Canadian Issuing Bank to eliminate any Fronting Exposure associated with such Lender. If, in sufficient time to act, Canadian Issuing Bank receives written notice from Canadian Required Lenders that a LC Condition has not been satisfied, Canadian Issuing Bank shall not issue the requested Canadian Letter of Credit. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.

(b) Canadian Letters of Credit may be requested by Canadian Borrower to support obligations incurred in the Ordinary Course of Business, or as otherwise approved by Agent. The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Canadian. Issuing Bank.

(c) Canadian Borrower assumes all risks of the acts, omissions or misuses of any Canadian Letter of Credit by the beneficiary. In connection with issuance of any Canadian

Letter of Credit, none of Agent, Issuing Banks or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Banks, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative. Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Canadian Borrower are discharged with proceeds of any Canadian Letter of Credit.

(d) In connection with its administration of and enforcement of rights or remedies under any Canadian Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Canadian Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

2.4.2. Reimbursement; Participations.

(a) If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, Canadian Borrower shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit, together with interest at the interest rate for Canadian Prime Rate Loans from the Canadian Reimbursement Date until payment by Canadian Borrower. The obligation of Canadian Borrower to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that Canadian Borrower may have at any time against the beneficiary. Whether or not Borrower Agent submits a Notice of Borrowing, Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Prime Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.

(b) Upon issuance of a Canadian Letter of Credit, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations relating to the Canadian Letter of Credit. If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit and Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, Agent shall promptly notify Canadian Lenders and each Canadian Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Canadian Issuing Bank, the Canadian Lender’s Pro Rata share of such payment. Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Canadian Letters of Credit and LC Documents in its possession at such time.

(c) The obligation of each Canadian Lender to make payments to Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Canadian Borrower or other Person of any obligations under any LC Documents. Canadian Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Canadian Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectibility, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.

(d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Canadian Issuing Bank shall not have any liability to any Lender if Canadian Issuing Bank refrains from any action under a Letter of Credit or LC Documents until it receives written instructions from Canadian Required Lenders.

2.4.3. Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Canadian Availability is less than zero, or (c) within 10 Business Days prior to the Canadian Revolver Commitment Termination Date, then Canadian Borrower shall, at Canadian Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Canadian Letters of Credit and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations. Canadian Borrower shall, on demand by Canadian Issuing Bank or Agent from time to time, Cash Collateralize the Fronting Exposure of any Defaulting Lender which is a Canadian Lender. If Canadian Borrower fails to provide any Cash Collateral as required hereunder, Canadian Lenders may (and shall upon direction of Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or the conditions in Section 6 are satisfied).

2.4.4. Resignation of Canadian Issuing Bank. Canadian Issuing Bank may resign at any time upon notice to Agent and Canadian Borrower. On the effective date of such resignation, Canadian Issuing Bank shall have no further obligation to issue, amend, renew, extend or otherwise modify any Letter of Credit, but shall continue to have all rights and obligations of an Issuing Bank hereunder, including under Sections 2.4, 12.6 and 14.2, relating to any Letter of Credit issued prior to such date. Agent shall promptly appoint a replacement Canadian Issuing Bank, which, as long as no Default or Event of Default exists, shall be reasonably acceptable to Canadian Borrower.

SECTION 3. INTEREST, FEES AND CHARGES

3.1 Interest.

3.1.1. Rates and Payment of Interest.

(a) The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if any other U.S. Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (vii) if any other Canadian Facility Obligation (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by the applicable Borrower(s). If a Loan is repaid on the same day made, one day’s interest shall accrue.

(b) Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars or Canadian Dollars, as the case may be) of the underlying Revolver Loan.

(c) During an Insolvency Proceeding with respect to any Obligor, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Each Obligor acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for this.

(d) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month; and (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date and interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.

3.1.2. Application of LIBOR to Outstanding Loans.

(a) Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the U.S. Base Rate Loans or the Canadian Base Rate Loans, as applicable, to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.

(b) Whenever Borrowers desire to convert or continue Loans as LIBOR Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation, Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrowers) or Canadian Base Rate Loans (if owing by the Canadian Borrower).

3.1.3. Application of Canadian BA Rate to Outstanding Loans.

(a) Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as, a Canadian BA Rate Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.

(b) Whenever Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, Borrower Agent shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period

(which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, Borrower Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.

3.1.4. Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, Borrower Agent shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, 90 or 180 days; provided, however, that:

(a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;

(b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and

(c) no Interest Period shall extend beyond: (i) the U.S. Revolver Commitment Termination Date in the case of any Loan owing by the U.S. Borrowers, and (ii) the Canadian Revolver Commitment Termination Date in the case of any Loan owing by the Canadian Borrower.

3.1.5. Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR or the Canadian BA Rate, due to any circumstance affecting the London interbank market or the Canadian interbank bankers’ acceptances market, respectively, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify the Borrower Agent of such determination. Until Agent notifies the Borrower Agent that such circumstance no longer exists, the obligation of the Lenders to make LIBOR Loans or Canadian BA Rate Loans, as applicable, shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.2 Fees.

3.2.1. Unused Line Fee.

(a) U.S. Borrowers shall pay to Agent, for the Pro Rata benefit of U.S. Lenders, a fee equal to the U.S. Unused Line Fee Rate times the amount by which the U.S. Revolver Commitments exceed the average daily balance of U.S. Revolver Loans and stated amount of U.S. Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the U.S. Revolver Commitment Termination Date.

(b) Canadian Borrower shall pay to Agent, for the Pro Rata benefit of Canadian Lenders, a fee equal to the Canadian Unused Line Fee Rate times the amount by which the Canadian Revolver Commitments exceed the average daily balance of Canadian Revolver

Loans and stated amount of Canadian Letters of Credit during any month. Such fee shall be payable in arrears, on the first day of each month and on the Canadian Revolver Commitment Termination Date.

3.2.2. U.S. LC Facility Fees. The U.S. Borrowers shall pay (a) to Agent, for the Pro Rata benefit of the U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each U.S. Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the U.S. Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.3. Canadian LC Facility Fees. The Canadian Borrower shall pay (a) to Agent, for the Pro Rata benefit of the Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Canadian BA Rate Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Canadian Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to the Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred. At the election of Agent or the Canadian Required Lenders, during an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.

3.2.4. Other Fees. Borrowers shall pay such other fees as described in the Fee Letters.

3.3 Computation of Interest, Fees, Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on the Canadian Prime Rate or Canadian BA Rate, on the basis of a 365 day year, as the case may be. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by any Borrower under Section 3.4, 3.5, 3.7, 3.9 or 5.9, submitted to the Borrower Agent by Agent or the affected Lender or Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and the Borrowers shall pay such amounts to the appropriate party within 10 days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.

3.4 Reimbursement Obligations. Borrowers within each Borrower Group shall reimburse Agent and each Lender for all Extraordinary Expenses incurred by Agent or such Lender in reference to such Borrower Group or its related Obligations or Collateral. In addition to such Extraordinary Expenses, such Borrowers shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral for its Obligations, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) subject to any limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor within such Borrowers’ related Obligor Group or Collateral securing such Obligor Group’s Obligations, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrowers by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements, a Borrowing Base Certificate, or a Compliance Certificate), it is determined that a higher Applicable Margin, U.S. Unused Line Fee Rate, or Canadian Unused Line Fee Rate should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the applicable Borrowers shall immediately pay to Agent, for the Pro Rata benefit of Applicable Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrowers under this Section shall be due on demand.

3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans or Canadian BA Rate Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or Canadian Dollars through bankers’ acceptances, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or Canadian BA Rate Loans, as applicable, or to convert Base Rate Loans or Canadian Base Rate Loans to LIBOR Loans or Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the applicable Borrower(s) with respect to such Loans shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans or Canadian Base Rate Loans or all Canadian Prime Rate Loans to Canadian BA Rate Loans, as applicable, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans or Canadian BA Rate Loans. Upon any such prepayment or conversion, the applicable Borrower(s) with respect to such Loans shall also pay accrued interest on the amount so prepaid or converted.

3.6 Inability to Determine Rates. If the U.S. Required Lenders, with respect to U.S. Revolver Loans, or the Canadian Required Lenders, with respect to Canadian Revolver Loans, notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan that (a) Dollar deposits or bankers’ acceptances are not being offered to, as regards LIBOR, banks in the London interbank Eurodollar market or, as regards Canadian BA Rate, Persons in Canada, for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify the Borrower Agent and each Applicable Lender. Thereafter, the obligation of the Applicable Lenders to make or maintain the affected LIBOR Loans or Canadian BA Rate Loans shall be suspended until Agent (upon instruction by the U.S. Required Lenders or Canadian Required Lenders, as applicable) revokes such notice. Upon receipt of such notice, the Borrower Agent may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or a Canadian BA Rate Loan or, failing that, will be deemed to have submitted a request for a U.S. Base Rate Loan or a Canadian Prime Rate Loan.

3.7 Increased Costs; Capital Adequacy.

3.7.1. Change in Law. If any Change in Law shall:

(a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;

(b) subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or such Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or such Issuing Bank); or

(c) impose on any Lender or any Issuing Bank or the London interbank market or the Canadian bankers’ acceptances market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit, participation in LC Obligations, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan or Canadian BA Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or such Issuing Bank, the Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

3.7.2. Capital Adequacy. If any Lender or any Issuing Bank determines that any Change in Law affecting such Lender or such Issuing Bank or any Lending Office of such Lender or such Lender’s or such Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, such Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or such Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, such Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, such Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrowers (or the applicable Borrower(s) of any Borrower Group with respect to such Commitments, Loans, Letters of Credit or participations in LC Obligations) will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

3.7.3. Compensation. Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but the Borrower(s) of any Borrower Group shall not be required to compensate a Lender or an Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or such Issuing Bank notifies the Borrower Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.8 Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if the Borrower(s) of any Borrower Group are required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or unlawful. The Borrower(s) of each affected Borrower Group shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower Group in connection with any such designation or assignment.

3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan or a Canadian BA Rate Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of

Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan or a Canadian BA Rate Loan occurs on a day other than the end of its Interest Period, (c) a Lender (other than a Defaulting Lender) is required to assign a LIBOR Loan or Canadian BA Rate Loan prior to the end of its Interest Period pursuant to Section 13.4, or (d) the Borrower(s) of any Borrower Group fail(s) to repay a LIBOR Loan or a Canadian BA Rate Loan when required hereunder, then such applicable Borrower(s) shall pay to Agent its customary administrative charge and to each Applicable Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. The Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan or to transact in bankers’ acceptances to make any Canadian BA Rate Loan, but the provisions hereof shall be deemed to apply as if each Applicable Lender had purchased such deposits to fund its LIBOR Loans or Canadian BA Rate Loans, as applicable.

3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower Group to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower Group. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Obligor to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Domiciled Obligors to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Domiciled Obligors to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Domiciled Obligors shall be entitled, by notice in writing to Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and, pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Domiciled Obligor. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loans to the Canadian Borrower remain outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro rated over the period from the Original Agreement Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Agent shall be conclusive for the purposes of such determination.

SECTION 4. LOAN ADMINISTRATION

4.1 Manner of Borrowing and Funding Revolver Loans.

4.1.1. Notice of Borrowing.

(a) Whenever Borrowers within a Borrower Group desire funding of a Borrowing of Revolver Loans, Borrower Agent shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of U.S. Base Rate Loans, Canadian Prime Rate Loans or Canadian Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans or Canadian BA Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Loan, in the case of a Borrowing by the U.S. Borrowers, or as a Canadian Base Rate Loan, a LIBOR Loan, a Canadian Prime Rate Loan or a Canadian BA Rate Loan, in the case of the Canadian Borrower, (D) in the case of LIBOR Loans or Canadian BA Rate Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified), and (E) in the case of a Borrowing by the Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars.

(b) Unless payment is otherwise timely made by Borrowers within a Borrower Group, the becoming due of any amount required to be paid with respect to any of the Obligations of the Obligor Group to which such Borrower Group belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Secured Bank Product Obligations) shall be deemed to be a request for Revolver Loans by such Borrower Group on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Obligor. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations of an Obligor Group against any operating, investment or other account of an Obligor within such Obligor Group maintained with Agent or any of its Affiliates.

(c) If Borrowers within a Borrower Group establish a controlled disbursement account with Agent or any branch or Affiliate of Agent, then the presentation for payment of any check, ACH or electronic debit, or other payment item at a time when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower Group on the date of such presentation, in the amount of such payment item, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Facility Obligor, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Domiciled Obligor. The proceeds of such Revolver Loans may be disbursed directly to the controlled disbursement account or other appropriate account.

4.1.2. Fundings by Lenders. Each Applicable Lender shall timely honor its Revolver Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for U.S. Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans or Canadian BA Rate Loans. Each Applicable Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is received after the times provided above, in which case Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, Agent shall disburse the proceeds of the Revolver Loans as directed by Borrower Agent. Unless Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to the applicable Borrower(s). If an Applicable Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then the Borrowers within the applicable Borrower Group agree to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.

4.1.3. Swingline Loans; Settlement.

(a) Agent may, but shall not be obligated to, advance U.S. Swingline Loans to the U.S. Borrowers, up to an aggregate outstanding amount equal to 10% of the aggregate U.S. Revolver Commitments, unless the funding is specifically required to be made by all U.S. Lenders hereunder. Each U.S. Swingline Loan shall constitute a U.S. Base Rate Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of the U.S. Borrowers to repay U.S. Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note. Agent (acting through its Canada branch) may, but shall not be obligated to, advance Canadian Swingline Loans to the Canadian Borrower, up to an aggregate outstanding amount equal to 10% of the aggregate Canadian Revolver Commitments, unless the funding is specifically required to be made by all Canadian Lenders hereunder. Each Canadian Swingline Loan shall constitute a Canadian Prime Rate Revolver Loan or a Canadian Base Rate Loan, as applicable, for all purposes, except that payments thereon shall be made to Agent (acting through its Canada branch) for its own account. The obligation of the Canadian Borrower to repay Canadian Swingline Loans shall be evidenced by the records of Agent (acting through its Canada branch) and need not be evidenced by any promissory note.

(b) Settlement of Swingline Loans and other Revolver Loans among Lenders and Agent shall take place on a date determined from time to time by Agent (but at least weekly), in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Revolver Loans to Swingline Loans, regardless of any designation by any Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any U.S. Swingline Loan may not be settled among the U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor. If, due to an Insolvency Proceeding with respect to a Borrower or otherwise, any Canadian Swingline Loan may not be settled among the Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from Agent a Pro Rata participation in such Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefore.

4.1.4. Notices. Borrowers may request, convert or continue Loans, select interest rates and transfer funds based on telephonic or e-mailed instructions to Agent. Borrowers shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on a Borrower’s behalf.

4.2 Defaulting Lender.

4.2.1. Reallocation of Pro Rata Share; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of Pro Rata shares. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Loan Document, except as provided in Section 14.1.1(c).

4.2.2. Payments; Fees. Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Loan Documents, and a Defaulting Lender shall be deemed to have assigned to Agent such amounts until all Obligations owing to Agent, non-Defaulting Lenders and other Secured Parties have been paid in full. Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s Fronting Exposure, or readvance the amounts, in accordance with this Agreement, to the Borrowers of the Borrower Group to which such defaulted obligations relate. A Lender shall not be entitled to receive any fees accruing hereunder during the period in which it is a

Defaulting Lender, and the unfunded portion of its Commitment shall be disregarded for purposes of calculating the unused line fees under Section 3.2.1. If any LC Obligations owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such LC Obligations under Section 3.2.2 and Section 3.2.3, as applicable, shall be paid to such Lenders. Agent shall be paid all fees attributable to LC Obligations that are not reallocated.

4.2.3. Cure. Borrowers, Agent and Issuing Banks may agree in writing that a Lender is no longer a Defaulting Lender. At such time, Pro Rata shares shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Revolver Loans, LC Obligations and other exposures under the Revolver Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted Pro Rata shares. Unless expressly agreed by Borrowers, Agent and Issuing Banks, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of LC Obligations or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

4.3 Number and Amount of LIBOR Loans and Canadian BA Rate Loans; Determination of Rate. With respect to the U.S. Borrowers, (i) no more than 10 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans to U.S. Borrowers having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (ii) each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $1,000,000, in excess thereof. With respect to the Canadian Borrower, (x) no more than 5 Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, (y) no more than 5 Borrowings of Canadian BA Rate Loans may be outstanding at any time, and all Canadian BA Rate Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose, and (z) each Borrowing of such Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000) or an increment of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000), in excess thereof. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by the Borrower Agent on behalf of a Borrower Group, Agent shall promptly notify the Borrower Agent thereof by telephone or electronically and, if requested by the Borrower Agent, shall confirm any telephonic notice in writing

4.4 Borrower Agent. Each Borrower and other Obligor hereby designates Callaway Golf Company, a Delaware corporation (“Borrower Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, any Issuing Bank or any Lender. Borrower Agent hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication

(including any notice of borrowing) delivered by Borrower Agent on behalf of any Borrower. Agent and Lenders may give any notice or communication with a Borrower or other Obligor hereunder to Borrower Agent on behalf of such Borrower or other Obligor. Each of Agent, Issuing Banks and Lenders shall have the right, in its discretion, to deal exclusively with Borrower Agent for any or all purposes under the Loan Documents. Each Borrower and other Obligor agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower Agent shall be binding upon and enforceable against it.

4.5 One Obligation. The Loans, LC Obligations and other Obligations of the applicable Borrower(s) of each Borrower Group and their respective Guarantors shall constitute one general obligation of such Borrower(s) of such Borrower Group and their respective Guarantors and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral of such Borrower(s) of such Borrower Group and their respective Guarantors; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Borrower or other Obligor to the extent of any Obligations jointly or severally owed by such Borrower or other Obligor to such Credit Party.

4.6 Effect of Termination. On the effective date of any termination of any of the Commitments, all Obligations with respect thereto shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products. All undertakings of Borrowers contained in the Loan Documents shall survive any termination, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement satisfactory to Agent, executed by Borrowers and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from such damages; and (b) such Cash Collateral as Agent, in its discretion, deems appropriate to protect against such damages. Sections 2.3, 2.4, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.

SECTION 5. PAYMENTS

5.1 General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. Any payment of a LIBOR Loan or a Canadian BA Rate Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans by a Borrower Group shall be applied first to U.S. Base Rate Loans, Canadian Base Rate Loans or Canadian Prime Rate Loans, as applicable, of such Borrower Group and then to LIBOR Loans or Canadian BA Rate Loans, as applicable, of such Borrower Group. All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any Canadian

Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars.

5.2 Repayment of Revolver Loans. All U.S. Revolver Loans shall be due and payable in full on the U.S. Revolver Commitment Termination Date and all Canadian Revolver Loans shall be due and payable in full on the Canadian Revolver Commitment Termination Date, in each case unless payment is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of LIBOR Loans and Canadian BA Rate Loans, Section 3.9. If any Asset Disposition includes the disposition of Accounts or Inventory of an Obligor, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the U.S. Borrowers and the Canadian Borrowing Base in the case of an Asset Disposition with respect to Accounts or Inventory of the Canadian Borrower) upon giving effect to such disposition, shall be applied to the applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of an Asset Disposition of Accounts or Inventory of the U.S. Borrowers and the Canadian Revolver Loans in the case of an Asset Disposition with respect to the Accounts or Inventory of the Canadian Borrower). Notwithstanding anything herein to the contrary, if an Overadvance exists (including as a result of any Asset Disposition), the applicable Borrower(s) (i.e., the U.S. Borrowers in the case of a U.S. Overadvance and the Canadian Borrower in the case of a Canadian Overadvance) shall, on the sooner of Agent’s demand or the first Business Day after any such Borrower has knowledge thereof, repay the outstanding applicable Revolver Loans (i.e., the U.S. Revolver Loans in the case of a U.S. Overadvance and the Canadian Revolver Loans in the case of a Canadian Overadvance) in an amount sufficient to reduce the principal balance of such Revolver Loans to the applicable Borrowing Base (i.e., the U.S. Borrowing Base in the case of a U.S. Revolver Loans and the Canadian Borrowing Base in the case of Canadian Revolver Loans).

5.3 Intentionally Omitted.

5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.

5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrowers or any other Obligor is made to Agent, any Issuing Bank or any Lender, or Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

5.6 Post-Default Allocation of Payments.

5.6.1. Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by or on behalf of any Obligor, realization on Collateral, setoff or otherwise, shall be allocated as follows:

(a) with respect to monies, payments, Property or Collateral of or from any U.S. Domiciled Obligor:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;

(ii) second, to all Extraordinary Expenses owing to any U.S. Lender;

(iii) third, to all amounts owing to Agent on U.S. Swingline Loans;

(iv) fourth, to all amounts owing to U.S. Issuing Bank on account of U.S. LC Obligations;

(v) fifth, to all Obligations constituting fees (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vi) sixth, to all U.S. Facility Obligations constituting interest (other than Secured Bank Product Obligations) owing by any U.S. Domiciled Obligor (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors);

(vii) seventh, to Cash Collateralize the U.S. LC Obligations;

(viii) eighth, to all U.S. Revolver Loans and Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor, including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the U.S. Borrowing Base immediately prior to the time of such allocation) of any U.S. Domiciled Obligor;

(ix) ninth, to all other U.S. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Obligors which are guaranteed by the U.S. Domiciled Obligors); and

(x) tenth, to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by any Canadian Domiciled Obligor.

(b) with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Obligor, together with any allocations pursuant to subclause (ix) of clause (a) above:

(i) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent, to the extent owing by any Canadian Domiciled Obligor;

(ii) second, to all Extraordinary Expenses owing to any Canadian Lender;

(iii) third, to all amounts owing to Agent (acting through its Canada branch) on Canadian Swingline Loans;

(iv) fourth, to all amounts owing to the Canadian Issuing Bank on account of Canadian LC Obligations;

(v) fifth, to all Canadian Facility Obligations constituting fees (other than Secured Bank Product Obligations);

(vi) sixth, to all Canadian Facility Obligations constituting interest (other than Secured Bank Product Obligations);

(vii) seventh, to Cash Collateral the Canadian LC Obligations;

(viii) eighth, to all Canadian Revolver Loans and Noticed Hedges of any Canadian Domiciled Obligor (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation), including Cash Collateralization of Noticed Hedges (solely to the extent such Noticed Hedges were reserved for by Agent under the Canadian Borrowing Base immediately prior to the time of such allocation) of any Canadian Domiciled Obligor; and

(ix) ninth, to all other Canadian Facility Obligations.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Secured Bank Product Obligations shall be the lesser of the maximum Secured Bank Product Obligations last reported to Agent or the actual Secured Bank Product Obligations as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Secured Bank Product Obligations, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by Agent, Agent may assume the amount to be distributed is zero. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Secured Parties as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by any Borrower.

5.6.2. Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).

5.7 Application of Payments. The ledger balance in the main Dominion Account of each Borrower Group as of the end of a Business Day shall be applied to the Obligations of such Borrower Group at the beginning of the next Business Day, during any Dominion Trigger Period. If, at the end of a Business Day, after giving effect to such application, if any, a credit balance exists, the balance shall not accrue interest in favor of Borrowers and shall be made available to Borrowers of the applicable Borrower Group as long as the Obligations have not been accelerated on account of an Event of Default. During any Dominion Trigger Period, each Borrower and other Obligor irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.

5.8 Loan Account; Account Stated.

5.8.1. Loan Account. Agent shall maintain, in accordance with its usual and customary practices, an account or accounts (“Loan Account”) evidencing the Debt of each of the Borrower(s) within each Borrower Group resulting from each Loan made to such Borrower Group or issuance of a Letter of Credit for the account of such Borrower(s) from time to time. Any failure of Agent to record anything in any Loan Account, or any error in doing so, shall not limit or otherwise affect the obligations of the applicable Borrower(s) to pay any amount owing hereunder. Agent may maintain a single Loan Account in the name of the Borrower Agent, and each Borrower and other Obligor confirms that such arrangement shall have no effect on the joint and several character of its liability for the Obligations as and to the extent provided herein or in the other Loan Documents.

5.8.2. Entries Binding. Entries made in any Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.

5.9 Taxes.

5.9.1. Payments Free of Taxes. All payments by or on behalf of any Obligor hereunder shall be free and clear of and without withholding or deduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Borrowers or other Obligors shall be increased so that Agent, each Lender and each Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including withholdings or deductions applicable to additional sums payable under this Section) had been made. In addition, Borrowers and the other Obligors shall timely pay all Other Taxes to the relevant Governmental Authorities.

5.9.2. Payment. Obligors shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Agent, Lenders and Issuing Banks for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) paid by Agent, any Lender or any Issuing Bank, with respect to any Obligations of such Borrower’s Borrower Group, Letters of Credit of such Borrower’s Borrower Group or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto, as well as any amount that a Lender or an Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower Agent by Agent, or by a Lender or an Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by any Obligor, Borrower Agent shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.

5.10 Lender Tax Information.

5.10.1. Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower Agent, at the times and in form required by Applicable Law or reasonably requested by Agent or Borrower Agent, sufficient to permit Agent or Borrowers to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

5.10.2. Documentation. If a Borrower is resident for tax purposes in the United States, any Lender that is a “United States person” within the meaning of section 7701(a)(30) of the Code shall deliver to Agent and Borrower Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by Agent or Borrower Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the U.S. Facility Obligations, it shall deliver to Agent and Borrower Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by Agent or Borrower Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, IRS Form W-8BEN and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Obligor within the meaning of section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code; or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation necessary to allow Agent and Borrowers to determine the withholding or deduction required to be made.

5.10.3. Lender Obligations. Each Lender and each Issuing Bank shall promptly notify Borrower Agent and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and each Issuing Bank, in each case severally and not jointly with the other Lenders and/or applicable Issuing Bank, shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) the affected Borrower to which such Lender or such Issuing Bank (as applicable) has issued a Commitment and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against such affected Borrower or Agent by any Governmental Authority due to such Lender’s or such Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and each Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or such Issuing Bank under any Loan Document.

5.11 Guarantee by U.S. Facility Obligors.

5.11.1. Joint and Several Liability. Each U.S. Domiciled Obligor agrees that it is jointly and severally liable for, and absolutely and unconditionally guarantees to the Secured Parties the prompt payment and performance of, all Obligations and all agreements of each other Obligor under the Loan Documents, and that it is a U.S. Facility Guarantor and a Canadian Facility Guarantor hereunder. Each U.S. Domiciled Obligor agrees that its guaranty or guarantee of obligations as a U.S. Facility Guarantor and as a Canadian Facility Guarantor hereunder, as applicable, constitute a continuing guaranty or guarantee of payment and not of collection, that such obligations shall not be discharged until Full Payment of all Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by any Secured Party with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty or guarantee for the Obligations or any action, or the absence of any action, by any Secured Party in respect thereof (including the release of any security or guaranty or guarantee); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the U.S. Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the U.S. Bankruptcy Code, under Applicable Law or otherwise; (g) the disallowance of any claims of any Secured Party against any Obligor for the repayment of any Obligations under Section 502 of the U.S. Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.

5.11.2. Waivers.

(a) Each U.S. Domiciled Obligor expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against such Obligor. Each U.S. Domiciled Obligor waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among each U.S. Domiciled Obligor, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit. Each U.S. Domiciled Obligor acknowledges that its guaranty pursuant to this Section is necessary to the conduct and promotion of its business, and can be expected to benefit such business.

(b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral (including any Real Estate owned by any Obligor) by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against any U.S. Domiciled Obligor or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, each U.S. Domiciled Obligor consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that any U.S. Domiciled Obligor might otherwise have had. Any election of remedies that results in denial or impairment of the right of Agent or any Lender to seek a deficiency judgment against any U.S. Domiciled Obligor shall not impair any other U.S. Domiciled Obligor’s obligation to pay the full amount of the Obligations. Each U.S. Domiciled Obligor waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys such U.S. Domiciled Obligor’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

5.11.3. Extent of Liability; Contribution.

(a) Notwithstanding anything herein to the contrary, each U.S. Domiciled Obligor’s liability under this Section 5.11 shall be limited to the greater of (i) all amounts for which such U.S. Domiciled Obligor is primarily liable, as described below, and (ii) such U.S. Domiciled Obligor’s Allocable Amount.

(b) If any U.S. Domiciled Obligor makes a payment under this Section 5.11 of any Obligations (other than amounts for which such U.S. Domiciled Obligor is primarily liable) (a “Guarantor Payment”) that, taking into account all other Guarantor Payments previously or concurrently made by any other U.S. Domiciled Obligor, exceeds the amount that such U.S. Domiciled Obligor would otherwise have paid if each U.S. Domiciled Obligor had paid the aggregate Obligations satisfied by such Guarantor Payments in the same proportion that such U.S. Domiciled Obligor’s Allocable Amount bore to the total Allocable Amounts of all U.S. Domiciled Obligors, then such U.S. Domiciled Obligor shall be entitled to receive contribution and indemnification payments from, and to be reimbursed by, each other U.S. Domiciled Obligor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment. The “Allocable Amount” for any U.S. Domiciled Obligor shall be the maximum amount that could then be recovered from such U.S. Domiciled Obligor under this Section 5.11 without rendering such payment voidable under Section 548 of the U.S. Bankruptcy Code or under any applicable state fraudulent transfer or conveyance act, or similar statute or common law.

(c) Nothing contained in this Section 5.11 shall limit the liability of any Obligor to pay Loans made directly or indirectly to that Obligor (including Loans advanced to any other Obligor and then re-loaned or otherwise transferred to, or for the benefit of, such Obligor), LC Obligations relating to Letters of Credit issued to support such Obligor’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Obligor shall be primarily liable for all purposes hereunder. Agent and Lenders shall have the right, at any time in their discretion, to condition Loans and Letters of Credit upon a separate calculation of borrowing availability for each Borrower and to restrict the disbursement and use of such Loans and Letters of Credit to such Borrower.

5.11.4. Joint Enterprise. Each Obligor has requested that Agent and Lenders make the credit facilities available to the applicable Borrowers on a combined basis, in order to finance Borrowers’ business most efficiently and economically. Obligors’ business is a mutual and collective enterprise, and the successful operation of each Obligor is dependent upon the successful performance of the integrated group. The Obligors believe that the credit facilities provided to the applicable Borrowers under this Agreement will enhance the borrowing power of each Borrower and ease administration of such credit facilities, all to their mutual advantage. Obligors acknowledge that Agent’s and Lenders’ willingness to extend credit and to administer the Collateral as provided under the Loan Documents is done solely as an accommodation to Obligors and at Obligors’ request.

5.11.5. Subordination. Each Obligor hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.

5.12 Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by Agent. The parties hereto hereby agree as follows:

(a) Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;

(b) Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;

(c) Each payment of fees by a U.S. Borrower pursuant to Section 3.2 shall be in Dollars;

(d) Each payment of fees by Canadian Borrower pursuant to Section 3.2 shall be in Dollars;

(e) Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and

(f) Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.

No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Obligor in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.12. To the extent that the amount of any such payment shall, on actual conversion into such currency, be less than the full amount of such obligation or liability (actual or contingent) expressed in that currency, such Obligor (together with the other Obligors who are liable thereunder or obligated therefor) agrees to indemnify and hold harmless such Credit Party with respect to the amount of such deficiency, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in such deficiency. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the Borrower Agent.

5.13 Currency Fluctuations. On each Business Day or such other date determined by Agent (the “Calculation Date”), Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. On each Reset Date, Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure. If, on any Reset Date, the Total Revolver Exposure exceeds the total amount of the Commitments on such date or the Canadian Revolver Exposure on such date exceeds the lesser of the Canadian Borrowing Base or the Canadian Revolver Commitments on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (i) Agent shall give notice thereof to Borrower Agent and Lenders and (ii) within one (1) Business Day thereafter, Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with Agent with respect to LC Obligations and until such Excess Amount is repaid, Lenders shall not have any obligation to make any Loans and the Issuing Banks shall not have any obligation to issue any Letters of Credit.

SECTION 6. CONDITIONS PRECEDENT

6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, Agent, the Issuing Banks and the Lenders shall not be required to fund any requested Loan, issue any Letter of Credit or otherwise extend credit to any Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied:

(a) Notes shall have been executed by each Borrower within a Borrower Group and delivered to each Applicable Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.

(b) Borrowers shall have paid all fees and expenses to be paid to Agent and Lenders on the Closing Date.

6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrowers, unless the following conditions are satisfied:

(a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;

(b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);

(c) All conditions precedent in any other Loan Document shall be satisfied; and

(d) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.

Each request (or deemed request) by Borrower Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.

SECTION 7. COLLATERAL

7.1 Grant of Security Interest.

7.1.1. To secure the prompt payment and performance of: (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case of clause (a) and (b), a continuing security interest in and Lien upon all of the following Property of such Obligor, whether now owned or hereafter acquired, and wherever located:

(i) all Accounts;

(ii) all Inventory;

(iii) all Deposit Accounts (including all cash, cash equivalents, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto);

(iv) all securities accounts (including any and all Investment Property held therein or credited thereto);

(v) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender that were derived from or consist of any of the Property described in this Section 7.1.1, and any Cash Collateral;

(vi) all Supporting Obligations of any of the Property described in this Section 7.1.1;

(vii) all Instruments, Documents and Chattel Paper, in each case only to the extent evidencing or governing any of the Property described in this Section 7.1.1;

(viii) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any of the Property described in this Section 7.1.1 (the “Proceeds”); and

(ix) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to any of the Property described in this Section 7.1.1, and any General Intangibles to the extent evidencing or governing any of the Property described in this Section 7.1.1.

7.2 Lien on Deposit Accounts; Cash Collateral.

7.2.1. Deposit Accounts. To further secure the prompt payment and performance of: (a) all Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (b) all Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case of clause (a) and (b), a continuing security interest in and Lien on all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.

7.2.2. Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion (and with the consent of Borrowers, as long as no Event of Default exists), but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. To further secure the prompt payment and performance of all: (a) Obligations (including, without limitation, all Obligations of the Guarantors), each U.S. Domiciled Obligor hereby grants to Agent, for the benefit of the Secured Parties, and (b) Canadian Facility Obligations (including, without limitation, all Canadian Facility Obligations of each Canadian Facility Guarantor), each Canadian Domiciled Obligor hereby grants to Agent, for the benefit of the Canadian Facility Secured Parties, in each case of clause (a) and (b), a continuing security interest in and Lien on all Cash Collateral held from time to time and all proceeds thereof, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral of a U.S. Domiciled Obligor to the payment of any Obligations, and may apply Cash Collateral of a Canadian Domiciled Obligor to the payment of any Canadian Facility Obligations, in each case, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No U.S. Domiciled Obligor or other Person claiming through or on behalf of any U.S. Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations. No Canadian Domiciled Obligor or other Person claiming through or on behalf of any Canadian Domiciled Obligor shall have any right to any Cash Collateral, until Full Payment of all Canadian Facility Obligations.

7.3 Intentionally Omitted.

7.4 Certain After-Acquired Collateral. Borrowers shall promptly notify Agent in writing if, after the Original Agreement Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Borrowers shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.

7.5 No Assumption of Liability. The Liens on the Collateral granted hereunder are given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of any Obligor relating to any Collateral.

7.6 Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement. Each Obligor authorizes Agent to file any financing statement that Agent deems desirable to preserve and perfect Agent’s security interest in the Collateral of such Obligor, and ratifies any action taken by Agent before the Original Agreement Closing Date to effect or perfect its Lien on any Collateral.

SECTION 8. COLLATERAL ADMINISTRATION

8.1 Borrowing Base Certificates. By the 15th day of each month, Borrower Agent shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a U.S. Borrowing Base Certificate and a Canadian Borrowing Base Certificate, in each case, prepared as of the close of business of the previous month, and at such other times as Agent may request; provided that during any Reporting Trigger Period, Borrower Agent shall also be required to deliver to Agent weekly U.S. Borrowing Base Certificates and Canadian Borrowing Base Certificates by the 3rd Business Day of each week which begins during such Reporting Trigger Period, in each case, prepared as of the close of business on the last Business Day of the previous week (in the case of matters other than those related to Inventory) or of the close of business of the previous month (in the case of matters relating to Inventory). All calculations of U.S. Availability or Canadian Availability in any Borrowing Base Certificate shall originally be made by Borrower Agent and certified by a Senior Officer of Borrower Agent, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in any Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the U.S. Availability Reserve and/or the Canadian Availability Reserve. The U.S. Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars and the Canadian Borrowing Base shall set forth the calculation of the Canadian Borrowing Base in both Canadian Dollars and the Dollar Equivalent thereof along with the Exchange Rate used to determine such Dollar Equivalent.

8.2 Administration of Accounts.

8.2.1. Records and Schedules of Accounts. Each Obligor shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form satisfactory to Agent, on such periodic basis as Agent may request. Borrower Agent shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts of any Borrower Group in an aggregate face amount of $2,500,000 or more cease to be Eligible Accounts, Borrower Agent shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Obligor has knowledge thereof.

8.2.2. Taxes. If an Account of any Obligor includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of such Obligor and to charge the Borrowers of the applicable Borrower Group therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from any Obligor or with respect to any Collateral.

8.2.3. Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or any Obligor, to verify the validity, amount or any other matter relating to any Accounts of Obligors by mail, telephone or otherwise. Obligors shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.

8.2.4. Maintenance of Dominion Account. Obligors shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Obligors shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox or Dominion Account, which may be exercised by Agent during any Dominion Trigger Period, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America or Bank of America (Canada), as applicable, Agent may, during any Dominion Trigger Period, require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America or Bank of America (Canada), as applicable. Agent and Lenders assume no responsibility to any Obligor for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5. Proceeds of Collateral. Obligors shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Obligor receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.

8.3 Administration of Inventory.

8.3.1. Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory, including costs and daily withdrawals and additions, and shall submit to Agent inventory and reconciliation reports in form satisfactory to Agent, on such periodic basis as Agent may request. Each Obligor shall conduct periodic cycle counts consistent with historical practices, and shall provide to Agent a report based on each such count promptly upon completion thereof, together with such supporting information as Agent may request.

8.3.2. Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business; (b) no Default, Event of Default or Overadvance exists or would result therefrom; (c) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $5,000,000; and (d) any payment received by an Obligor for a return during any Dominion Trigger Period is promptly remitted to Agent for application to the Obligations.

8.3.3. Acquisition, Sale and Maintenance. No Obligor shall acquire or accept any Inventory on consignment or approval, and each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Except to the extent permitted by Section 10.2.5(b) in the case of consignments, no Obligor shall sell any Inventory on consignment or approval or any other basis under which the customer may return or require an Obligor to repurchase such Inventory. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in conformity with all Applicable Law, and, except in cases of good faith disputes, shall make current rent payments (within applicable grace and cure periods provided for in leases) at all locations where any Collateral is located.

8.4 Intentionally Omitted.

8.5 Administration of Deposit Accounts. Within ninety (90) days of the Original Agreement Closing Date, each Obligor shall take all actions necessary to establish Agent’s control of all Deposit Accounts (including Dominion Accounts) and securities accounts maintained by such Obligor; provided, however, that such control shall not be required for the following (collectively, the “Excluded Deposit Accounts”): (a) an account exclusively used for payroll, payroll taxes or employee benefits, and (b) at any time during which an Event of Default does not exist, an account containing not more than $250,000, provided that the aggregate amounts contained in all such accounts referred to in this clause (b) for which Agent does not have control at any time shall not exceed $1,000,000. The applicable Obligor shall be the sole account holder of each Deposit Account or securities account and shall not allow any other Person (other than Agent) to have control over a Deposit Account, securities account or any Property deposited therein. Each of the Obligors shall promptly notify Agent in writing of any opening or closing of a Deposit Account or securities account and, concurrently with the opening thereof, shall ensure that such account (except an Excluded Deposit Accounts) is subject to a fully executed Deposit Account Control Agreement or, in the case of a securities account, similar control agreement in favor of Agent and acceptable to Agent.

8.6 General Provisions.

8.6.1. Location of Collateral. All tangible items of Collateral, other than Inventory in transit (including in transit to or from a manufacturing facility), shall at all times be kept by Obligors at the business locations for such Obligors set forth in Schedule 8.6.1, except that Obligors may (a) make sales or other dispositions of Collateral in accordance with Section 10.2.5; and (b) move Collateral to another location in the United States or, in the case of a Canadian Domiciled Obligor, in Canada (subject to Agent being granted a first priority Lien (subject to Permitted Liens) if none has been previously granted in such province or territory), in each case, upon 15 Business Days’ prior written notice to Agent

8.6.2. Insurance of Collateral; Condemnation Proceeds.

(a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best’s Financial Strength Rating of at least A_ VII, unless otherwise approved by Agent) satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Borrower Agent shall deliver to Agent the originals or certified copies of its insurance policies. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as lender first loss payee (with respect to property policies only); (ii) requiring at least 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Borrowers therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds are delivered to Agent in accordance with Section 8.6.2(b). If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise any claims involving any Collateral.

(b) Any proceeds of insurance relating to the Collateral and any awards arising from condemnation of any Collateral shall be paid to Agent for application to the Obligations in accordance with the terms hereof.

8.6.3. Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Borrowers. Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.

8.6.4. Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.

8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or a an Obligor’s name, but at the cost and expense of the Borrowers:

(a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and

(b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts, by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or securities accounts, and take control, in any manner, of any proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy or other Insolvency Proceeding of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor where the addressor is any Account Debtor or where the addressor is not identifiable with certainty, and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, invoice, freight bill, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use the information recorded on or contained in any data processing, electronic or information systems relating to any Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.

SECTION 9. REPRESENTATIONS AND WARRANTIES

9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Obligor represents and warrants that:

9.1.1. Existence, Qualification and Power; Compliance with Applicable Laws. Each Obligor and each Subsidiary (a) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Applicable Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

9.1.2. Authorization; No Contravention. The execution, delivery and performance by each Obligor of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organic Documents; (b) conflict with or result in any breach of or contravention under (i) any Contractual Obligation to which such Person is a party or by which it is bound, the termination or adverse modification of which could reasonably be expected to have a Material Adverse Effect, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in the creation of any Lien (other than Permitted Liens), or (d) violate any Applicable Law.

9.1.3. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Obligor of this Agreement or any other Loan Document except for such approvals, consents, exemptions, authorizations, actions, notices and filings which have been obtained, taken, given or made and are in full force and effect. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Obligors and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.

9.1.4. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Obligor that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Obligor, enforceable against each Obligor that is party thereto in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

9.1.5. Financial Statements; No Material Adverse Effect.

(a) The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and its Subsidiaries that have been and are hereafter delivered to Agent and Lenders (i) are prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Parent and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Debt, to the extent required by GAAP to be shown on such financial statements.

(b) Since December 31, 2010, there has been no change in the condition, financial or otherwise, of any Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect.

(c) Each Borrower is Solvent and Parent and the Subsidiaries on a consolidated basis are Solvent.

9.1.6. Litigation. Except as disclosed in Note 17 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Annual Report on Form 10-K filed with the SEC on March 3, 2011 and Note 12 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2011, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of any Obligor, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

9.1.7. No Default. No Borrower or Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

9.1.8. Ownership of Property; Liens. Each Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real Property necessary or used in the ordinary conduct of its business (other than minor defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect), and all personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each Borrower and each Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.

9.1.9. Environmental Compliance. Borrowers and Subsidiaries conduct in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Obligors have reasonably concluded that, except as specifically disclosed on Schedule 9.1.9, such Environmental Laws and claims could not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect.

9.1.10. Insurance. The properties of Borrowers and Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of any Obligor, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Borrower or the applicable Subsidiary operates.

9.1.11. Taxes. Each Borrower and each Subsidiary has filed all federal, state and material local tax returns and other material reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each Borrower and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.

9.1.12. ERISA; Canadian Pension Plan Compliance. Except as disclosed on Schedule 9.1.12:

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Obligors, nothing has occurred which would prevent, or cause the loss of, such qualification. Parent and each ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of Obligors, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No Canadian Borrower or any Canadian Subsidiary provides benefits to retired Canadian Employees or to beneficiaries or dependents of retired Canadian Employees. Except as would not reasonably be expected to result in a Material Adverse Effect, Canadian Borrower and each Canadian Subsidiary is in compliance with all Requirements of Law and all Canadian Employee Benefits Legislation and health and safety, workers compensation, employment standards, labor relations, health insurance, employment insurance, protection of personal information, human rights laws and any Canadian federal, provincial or local counterparts or equivalents in each case, as applicable to the Canadian Employees and as amended from time to time.

(d) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Parent nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Parent nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

(e) Canadian Borrower and Canadian Subsidiaries are in compliance with the requirements of the PBA and other federal, provincial or state laws with respect to each Canadian Pension Plan, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. Neither Canadian Borrower nor any of Canadian Subsidiary has any material withdrawal liability in connection with a Plan. No Termination Event has occurred. Each Canadian Pension Plan has no solvency deficiency and is fully funded as required under the most recent actuarial valuation filed with the applicable Governmental Authority pursuant to generally accepted actuarial practices and principles. No fact or circumstance exists that could adversely affect the tax-exempt status of a Canadian Pension Plan. No Lien has arisen, choate or inchoate, in respect of Canadian Borrower or Canadian Subsidiaries or their property in connection with any Canadian Plan (save for contribution amounts not yet due).

(f) With respect to any Foreign Plan, except as could not reasonably be expected to have a Material Adverse Effect, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.

9.1.13. Subsidiaries. Schedule 9.1.13 shows, for each Borrower and each Subsidiary, its name and its jurisdiction of organization. Schedule 9.1.13 shows, for each Subsidiary of Parent, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.13, in the five years preceding the Original Agreement Closing Date, no Borrower or Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger, amalgamation or combination. Each Borrower has good title to its Equity Interests in its Subsidiaries, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of any Subsidiary of Parent.

9.1.14. Margin Regulations; Investment Company Act.

(a) No Borrower or Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrowers to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose, in each case, in violation of Regulations T, U or X of the Board of Governors.

(b) None of the Borrowers is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

9.1.15. Disclosure. No written report, financial statement, certificate or other written information furnished by or on behalf of any Obligor to Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that projections are subject to significant uncertainties and contingencies, many of which are beyond the Borrowers’ control, and that no assurance can be given the projections will be realized).

9.1.16. Compliance with Laws. Each Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its Properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, no Inventory has been produced in violation of the FLSA.

9.1.17. Intellectual Property; Licenses, Etc. To the best knowledge of Obligors and except as disclosed in Note 17 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Annual Report on Form 10-K filed with the SEC on March 3, 2011 and Note 12 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2011, or as could not reasonably be expected to have a Material Adverse Effect, Borrowers and Subsidiaries own, or possess the right to use, all material Intellectual Property, without conflict with the rights of any other Person. To the best knowledge of Obligors, no slogan or other advertising device, product, process, method, substance, part or other material now employed by any Borrower or any Subsidiary infringes upon any valid, proprietary rights held by any other Person that could result in a claim, that, if successful, could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Note 17 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Annual Report on Form 10-K filed with the SEC on March 3, 2011 and Note 12 to the Condensed Consolidated Financial Statements contained in Borrower Agent’s Quarterly Report on Form 10-Q filed with the SEC on May 2, 2011, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Obligors, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Borrower Agent has disclosed to the Agent as of the Original Agreement Closing Date (i) all Royalties or other compensation paid by any Borrower or Subsidiary to any Person with respect to any Intellectual Property and (ii) all Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary.

9.1.18. Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrowers with respect thereto. Borrowers warrant, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:

(a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

(b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;

(c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;

(d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;

(e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC or PPSA, the restriction is ineffective), and the applicable Borrower is the sole payee or remittance party shown on the invoice;

(f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and

(g) to the best of Borrowers’ knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectibility of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet the applicable Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.

9.1.19. Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.

9.1.20. Trade Relations. Except as would not reasonably be expected to have a Material Adverse Effect, there exists no actual or threatened termination, limitation or modification of any business relationship between any Borrower or Subsidiary and any customer or supplier, or any group of customers or suppliers, who individually or in the aggregate are material to the business of such Borrower or Subsidiary.

9.1.21. Labor Relations. Except as described on Schedule 9.1.21, no Obligor is party to or bound by any collective bargaining agreement. Except as would not reasonably be expected to have a Material Adverse Effect, there are no material grievances, disputes or controversies with any union or other organization of any Borrower’s or Subsidiary’s employees, or, to any Obligor’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining.

9.1.22. OFAC. No Obligor (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

SECTION 10. COVENANTS AND CONTINUING AGREEMENTS

10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall, and shall cause each Subsidiary to:

10.1.1. Financial Statements. Deliver to Agent (with sufficient copies for each Lender), in form and detail satisfactory to Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each Fiscal Year of Parent, balance sheets as at the end of such Fiscal Year, and the related statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year, on a consolidated and consolidating basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, which consolidated statements shall be audited and accompanied by a report and opinion of an independent certified public accountant or chartered accountant, as applicable, of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each Fiscal Year of Parent, unaudited balance sheets as at the end of such fiscal quarter, and the related statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Parent’s fiscal year then ended, on a consolidated and consolidating basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer of Borrower Agent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, and in any event within 30 days after the end of each month other than the last month of each fiscal quarter of Parent, unaudited balance sheets as at the end of such month, and the related statements of income or operations for such month and for the portion of Parent’s fiscal year then ended, on a consolidated basis for Parent and its Subsidiaries, setting forth in each case in comparative form the figures for the corresponding month of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief financial officer of Borrower Agent as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with historical practices.

10.1.2. Certificates; Other Information. Deliver to Agent, for delivery to each Lender, in form and detail satisfactory to Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Sections 10.1.1(a), (b) and (c), or more frequently if requested by Agent when a Default or Event of Default exists, a duly completed Compliance Certificate signed by the chief financial officer of the Borrower Agent;

(b) concurrently with the delivery of financial statements under Section 10.1.1(a), copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Parent by independent accountants in connection with the accounts or books of Borrowers or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Parent, and copies of all annual, regular, periodic and special reports and registration statements which any Obligor may file or be required to file with the Securities and Exchange Commission or any provincial securities commission or regulator, and not otherwise required to be delivered to Agent pursuant hereto;

(d) promptly following the Agent’s request therefor, all documentation and other information that the Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Proceeds of Crime Act;

(e) promptly following the Agent’s request therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that any Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrowers or any of its ERISA Affiliates may request with respect to any Plan or Multiemployer Plan; provided that if any Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Plan or Multiemployer Plan prior to the Agent’s request therefor, a Borrower or one of its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof and promptly after the sending or filing thereof, copies of any annual report to be filed in connection with any Canadian Pension Plan;

(f) promptly after Borrower Agent has notified Agent of any intention by Borrowers to treat the Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(g) not later than 30 days after the end of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow, U.S. Availability and Canadian Availability for the next Fiscal Year, month by month;

(h) at Agent’s request, a listing of each Obligor’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;

(i) within 45 days of the end of each fiscal quarter of Parent, or more frequently if requested by Agent when a Default or Event of Default exists: (i) all Royalties or other compensation (to the extent not previously disclosed to Agent in writing) paid by any Borrower or Subsidiary to any Person with respect to any Intellectual Property, and (ii) all Intellectual Property (to the extent not previously disclosed to Agent in writing) owned, used or licensed by, or otherwise subject to any interests of, any Borrower or Subsidiary; and

(j) promptly, such additional information regarding the Collateral or the business, financial or corporate affairs of Borrowers or any Subsidiary, or compliance with the terms of the Loan Documents, as Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1.1(a) or (b) or Section 10.1.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower Agent posts such documents, or provides a link thereto on Borrower Agent’s website; or (ii) on which such documents are posted on Borrower Agent’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which Agent and each Lender have access (whether a commercial, third-party website or whether sponsored by Agent); provided that: (i) if any Lender so requests, the Borrower Agent shall deliver paper copies or electronic copies via electronic mail of such documents to Agent or any Lender that requests Borrower Agent to deliver such paper or electronic copies until a written request to cease delivering paper or electronic copies is given by Agent or such Lender and (ii) Borrower Agent shall notify (which may be by facsimile or electronic mail) Agent and each Lender of the posting of any such documents. Notwithstanding anything contained herein, in every instance Borrower Agent shall be required to provide paper copies of the Compliance Certificates required by Section 10.1.2(a) to Agent and each of the Lenders. Except for such Compliance Certificates, Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower Agent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

10.1.3. Notices. Notify Agent and each Lender:

(a) Within five (5) Business Days after the occurrence of a Default or Event of Default under Section 11.1(f) and promptly after the occurrence of any other Default or Event of Default;

(b) Promptly of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including, if applicable (i) breach or non-performance of, or any default under, a Contractual Obligation of any Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between any Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) Promptly of the occurrence of any ERISA Event or Termination Event;

(d) Promptly of any material change in accounting policies or financial reporting practices by any Borrower or any Subsidiary;

(e) Promptly after obtaining knowledge of any pending or threatened labor dispute, strike or walkout, or the expiration of any material labor contract that, in each case, materially and adversely affects any Obligor or any Subsidiary;

(f) Promptly of any judgment affecting any Obligor in an amount exceeding the Dollar Equivalent of $5,000,000;

(g) Promptly after the discharge or any withdrawal or resignation by Borrowers’ accountants; and

(h) At least 30 days prior to any opening of a new office or place of business where Collateral will be located.

Each notice pursuant to this Section shall be accompanied by a statement of a Senior Officer of Borrower Agent setting forth details of the occurrence referred to therein and stating what action Borrowers have taken and proposes to take with respect thereto. Each notice pursuant to Section 10.1.3 shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

10.1.4. Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities in an aggregate amount in excess of $10,000,000, including (a) all Taxes and tax liabilities, assessments and governmental charges or levies upon it or its Properties, unless such Taxes are being Properly Contested; provided, that all such Taxes, tax liabilities, assessments, governmental charges and levies shall be paid and discharged prior to the date on which a Lien on any Collateral shall attach in an aggregate amount in excess of $250,000 for all federal tax liens and $2,500,000 for all other liens which is senior to Agent’s Lien; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Debt.

10.1.5. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 10.2.4 or 10.2.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

10.1.6. Maintenance of Properties. (a) Except for any downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of Borrowers in existence on the Original Agreement Closing Date, maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

10.1.7. Maintenance of Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, with respect to the Properties and business of Borrowers and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated.

10.1.8. Compliance with Laws. Comply in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Applicable Law or order, write, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Materially comply with all Anti-Terrorism Laws.

10.1.9. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of each Borrower and each Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over each Borrower and each Subsidiary, as the case may be.

10.1.10. Inspections; Appraisals.

(a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Borrower or Subsidiary, inspect, audit and make extracts from any Borrower’s or Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Borrower’s or Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense. Neither Agent nor any Lender shall have any duty to any Borrower to make any inspection, nor to share any results of any inspection, appraisal or report with any Borrower. Borrowers acknowledge that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Borrowers shall not be entitled to rely upon them.

(b) Reimburse Agent for all charges, costs and expenses of Agent in connection with (i) examinations of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate, up to two times per calendar year; and (ii) appraisals of Inventory, up to two times per calendar year; provided, however, that: (A) Borrowers shall reimburse Agent for all charges, costs and expenses in connection with a third appraisal in any calendar year if such appraisal is commenced during any Reporting Trigger Period; (B) Borrowers shall reimburse Agent for all charges, costs and expenses in connection with a third examination in any calendar year if such examination is commenced during any Reporting Trigger Period; and (C) if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrowers without regard to such limits. Borrowers agree to pay Agent’s then standard charges for examination activities, including the standard charges of Agent’s internal examination and appraisal groups, as well as the charges of any third party used for such purposes.

10.1.11. Use of Proceeds. Use the proceeds of the Loans or other extensions of credit (a) to refinance existing indebtedness, (b) to issue standby or commercial letters of credit and (c) to finance ongoing working capital needs and for general corporate purposes (including Permitted Acquisitions and Preferred Stock Repurchases) not in contravention of any Applicable Law or of any Loan Document.

10.1.12. Additional Guarantors. Promptly notify Agent upon any Person becoming a Subsidiary and (a) cause (i)(A) each U.S. Subsidiary and (B) any Foreign Subsidiary that loses its status as a “controlled foreign corporation” under Section 957 of the Code promptly to execute and deliver to Agent a Guarantee (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Secured Parties, and (ii) each Canadian Subsidiary to execute and deliver to Agent a Canadian Facility Guarantee (including, if requested by Agent, a joinder to this Agreement in form and substance satisfactory to Agent) in favor of Agent for the benefit of the Canadian Secured Parties, (b) cause such Guarantor to deliver to the Agent such certificates of resolutions or other action, incumbency certificates and/or other certificates of Senior Officers or other authorized Persons of such Subsidiary as Agent may require evidencing the identity, authority and capacity of each Senior Officer or other authorized Person thereof in connection with the Guarantee or Canadian Facility Guarantee, as applicable, to which such Subsidiary is a party and such additional and other documents and certifications as Agent may reasonably require to evidence that such Subsidiary is duly organized or formed and is validly existing, in good standing and qualified to engage in business, in each case to the extent applicable, in jurisdictions reasonably identified by Agent, and (c) cause such Guarantor to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties (in the case of a Subsidiary described in clause (1)(A) above) and the Canadian Secured Parties (in the case of a Subsidiary described in clause (1)(B) above)) on all assets of such Person which are the same type as the

Collateral, including delivery of legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.

10.1.13. Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.

10.1.14. Licenses. (a) Keep each License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) or any other material Property of Borrowers and Subsidiaries in full force and effect except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) pay all Royalties when due except as would not materially adversely affect the value of the Collateral; and (d) notify Agent of any default or breach asserted by any Person to have occurred under any License which breach would materially adversely affect the value of the Collateral.

10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, each Obligor shall not, and shall cause each Subsidiary not to:

10.2.1. Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, other than the following (collectively, “Permitted Liens”):

(a) Liens in favor of Agent;

(b) Liens existing on the Original Agreement Closing Date that are listed on Schedule 10.2.1;

(c) Liens for taxes, fees, assessments or other governmental charges not yet due or being Properly Contested;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business which are not overdue for a period of more than 30 days or which are being Properly Contested;

(e) pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits or other Liens to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the Ordinary Course of Business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(g) or securing appeal or other surety bonds related to such judgments (so long as such judgments do not constitute an Event of Default under Section 11.1(g));

(j) Liens securing Debt permitted under Section 10.2.3(e); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed, on the date of acquisition, the cost or fair market value, whichever is lower, of the property being acquired;

(k) any Lien existing on any property or asset (other than Accounts and Inventory) prior to the acquisition thereof by any Obligor or any Subsidiary or existing on any property or asset (other than Accounts and Inventory) of any Person that becomes an Obligor or Subsidiary after the date hereof prior to the time such Person becomes an Obligor or Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming an Obligor or Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Obligor or Subsidiary, (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes an Obligor or Subsidiary, as the case may be, (iv) all obligations secured by a Lien permitted under this clause (k) shall not exceed an aggregate amount of $25,000,000 at any one time outstanding, and (v) if requested by Agent, such Liens will be subject to an intercreditor agreement, in form and substance satisfactory to Agent;

(l) extensions, renewals and replacements of Liens referred to in clauses (a) through (k) above, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2.3;

(m) Liens (other than on Accounts and Inventory of a Borrower or Guarantor) arising under leases, subleases, licenses and rights to use granted to others and permitted under Section 10.2.5(f); and

(n) Liens (other than on Accounts and Inventory of a Borrower or Guarantor) not expressly permitted by clauses (a) through (m) above and as to which the aggregate amount of obligations secured thereby does not exceed $50,000,000 at any one time.

10.2.2. Investments. Make any Investments, except:

(a) advances to officers, directors and employees of the Obligors and Subsidiaries for travel, entertainment, relocation and analogous ordinary business purposes;

(b) Investments in Subsidiaries to the extent existing on the Closing Date and other Investments in existence on the Original Agreement Closing Date and set forth on Schedule 10.2.2;

(c) Investments by: (i) a U.S. Borrower in another U.S. Borrower; (ii) a U.S. Domiciled Obligor (other than a U.S. Borrower) in another U.S. Domiciled Obligor; (iii) a U.S. Domiciled Obligor in the Canadian Borrower so long as: (A) the aggregate amount of such Investments shall not exceed $10,000,000 at any time outstanding, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; (iv) a U.S. Domiciled Obligor in Callaway de México, S.A. de C.V. so long as such Investments are in the Ordinary Course of Business and consistent with historical practices; (v) any Canadian Domiciled Obligor in a Borrower; (vi) a Borrower in a Guarantor or Subsidiary that is not a Borrower or Guarantor so long as: (A) the aggregate amount of such Investments shall not exceed: (I) $3,000,000 in any calendar year, and (II) $10,000,000 at any time outstanding, and (B) no Event of Default has occurred and is continuing at the time of such Investment, or would result therefrom; and (vii) a Subsidiary that is not a Borrower or Guarantor in any other Subsidiary;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments consisting of Permitted Acquisitions;

(f) Investments pursuant to Hedging Agreements otherwise permitted hereunder;

(g) Investments in Cash Equivalents; and

(h) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (other than an Acquisition) in an aggregate amount not to exceed $10,000,000 in any twelve month period and not to exceed $25,000,000 during the term of the Agreement (such limitations, collectively, the “Investment Cap”); provided, however, that no such Investment shall count against the Investment Cap if either: (i) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Investment, (B) Trigger Event Excess Availability is greater than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Investment, (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the consummation of such Investment, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 15% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation), and (D) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such Investment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the consummation of such Investment, (B) Trigger Event Excess Availability is greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Investment, and (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the consummation of such Investment, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation).

10.2.3. Debt. Create, incur, guarantee or suffer to exist any Debt, except:

(a) the Obligations;

(b) Debt outstanding on the Original Agreement Closing Date and listed on Schedule 10.2.3;

(c) Debt consisting of unsecured intercompany loans among Parent and any Subsidiary or unsecured guarantees of Parent or any Subsidiary in respect of Debt of Parent or any Subsidiary so long as, in each case, the corresponding Investment is permitted under Section 10.2.2;

(d) Debt of Parent or any Subsidiary existing or arising under any Hedging Agreement, provided that such Hedging Agreement was entered into by such Person to hedge risks arising in the Ordinary Course of Business and not for speculative purposes;

(e) Debt in respect of Capital Leases, Off-Balance Sheet Liabilities and purchase money obligations for fixed or capital assets; provided, however, that the aggregate amount of all such Debt at any one time outstanding shall not exceed $25,000,000;

(f) Debt that is in existence when a Person becomes a Subsidiary or that is secured by an asset when acquired by a Borrower or Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, and does not exceed $25,000,000 in the aggregate at any time;

(g) Debt of any wholly owned Subsidiary to Parent or another wholly owned Subsidiary constituting the purchase price in respect of intercompany transfers of goods and services made in the Ordinary Course of Business to the extent otherwise permitted by Section 10.2.8 and not constituting Debt for borrowed money;

(h) Debt of Parent or any Subsidiary in connection with guaranties resulting from endorsement of negotiable instruments in the Ordinary Course of Business;

(i) Debt on account of surety bonds and appeal bonds in connection with the enforcement of rights or claims of Parent or its Subsidiaries or in connection with judgments not resulting in an Event of Default under Section 11.1(g);

(j) any refinancings, refundings, renewals or extensions of Debt permitted pursuant to Sections 10.2.3(b) and (e); provided that (i) the amount of such Debt is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, and (ii) Debt subordinated to the Obligations is not refinanced except on subordination terms at least as favorable to Agent and the Lenders and no more restrictive on Parent and its Subsidiaries than the subordinated Debt being refinanced;

(k) Bank Product Debt (other than Debt arising under Hedging Agreements);

(l) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien, or is secured by a lien permitted by Section 10.2.1(n), and does not exceed $50,000,000 in the aggregate at any time;

(m) other Debt that is not included in any of the preceding clauses of this Section so long as such Debt: (i) is not secured by a Lien, (ii) has a maturity date that is at least 6 months after the Facility Termination Date, and (iii) does not have scheduled amortization in excess of 10% per year; and

(n) Debt to the Person, or the beneficial holders of Equity Interests in the Person, whose assets or Equity Interests are acquired in a Permitted Acquisition where such Debt (i) is payable in full no sooner than three years from the date of such Acquisition, (ii) is repayable in installments of no more than one-third of the initial amount in any year after the date of such Permitted Acquisition, (iii) bears interest and fees that are consistent with then available market rates for such Debt, (iv) is not secured by a Lien and (v) does not exceed (together with all other Debt incurred under this clause (n)) $25,000,000 in the aggregate at any time.

10.2.4. Fundamental Changes.

(a) Merge, amalgamate, dissolve, liquidate, consolidate with or into another Person, or dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(i) any Subsidiary may merge or amalgamate with Parent or any other Subsidiary, provided that, (A) in a merger in which a U.S. Borrower is involved, such U.S. Borrower is the continuing or surviving Person, (B) in a merger or amalgamation in which the Canadian Borrower is involved (other than with a U.S. Borrower), the Canadian Borrower is the continuing or surviving Person, (C) in a merger in which a U.S. Domiciled Obligor (other than a U.S Borrower) is involved (other than with a Borrower), the U.S. Domiciled Obligor is the continuing or surviving Person, and (D) in a merger or amalgamation in which a Canadian Domiciled Obligor (other than the Canadian Borrower) is involved (other than with a U.S. Domiciled Obligor or the Canadian Borrower), the Canadian Domiciled Obligor is the continuing or surviving Person;

(ii) any Subsidiary which is not an Obligor may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to its immediate parent or another Obligor;

(iii) any Immaterial Subsidiary may be wound up, liquidated or dissolved; and

(iv) Parent and its Subsidiaries may make those Asset Dispositions permitted by Section 10.2.5; or

(b) Change its name; change its tax, charter or other organizational identification number; or change its form or state of organization without 10 Business Days’ prior written notice to Agent.

10.2.5. Disposition of Assets. Make any Asset Disposition or enter into any agreement to make any Asset Disposition, except:

(a) Asset Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the Ordinary Course of Business;

(b) sales of Inventory in the Ordinary Course of Business, and consignments of Inventory in the Ordinary Course of Business so long as the aggregate Value of all such consigned Inventory at any one time does not exceed $15,000,000;

(c) Asset Dispositions of Equipment or Real Estate to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Asset Dispositions by (i) any U.S. Borrower to any other U.S. Borrower, (ii) any U.S. Domiciled Obligor (other than a U.S. Borrower) to any other U.S. Domiciled Obligor, (iii) any Canadian Domiciled Obligor in a U.S. Borrower, and (iv) any Subsidiary that is not a Borrower or Guarantor in any other Subsidiary;

(e) (i) Asset Dispositions permitted by Section 10.2.4, (ii) Investments permitted by Section 10.2.2, and (iii) Distributions permitted by Section 10.2.6;

(f) leases, subleases, licenses and rights to use granted to others in the Ordinary Course of Business and not otherwise prohibited by this Agreement so long as such leases, subleases, licenses and rights to use do not materially adversely affect the conduct by Parent and its Subsidiaries of their core golf products business or the value of the Collateral;

(g) Asset Dispositions made in connection with the closure, downsizing, restructuring, closure or partial closure of the golf ball manufacturing operations of Parent;

(h) (i) Asset Dispositions of excess Real Estate and related assets made in connection with the consolidation of business activities in other locations and (ii) sale and leaseback transactions involving Real Estate and related assets; and

(i) other Asset Dispositions (other than with respect to Accounts and Inventory) in an aggregate amount in any fiscal year not to exceed 5% of the Consolidated Tangible Assets of Parent and its Subsidiaries as of the end of the most recently ended fiscal year of Parent;

provided, however, that any Asset Disposition pursuant to clauses (a) through (i) shall be for fair market value; provided, further, that Parent or any of its Subsidiaries may enter into an agreement to make an Asset Disposition otherwise prohibited by this Section 10.2.5 if failure to consummate such Asset Disposition would not result in a liability or Debt otherwise prohibited by this Agreement and the consummation of the Asset Disposition contemplated by such agreement is conditioned upon either the termination of this Agreement or receipt of the prior written consent of the Agent and the Required Lenders.

10.2.6. Distributions. Declare or make, directly or indirectly, any Distribution, or incur any obligation (contingent or otherwise) to do so, except that:

(a) (i) a U.S. Borrower may make Distributions to another U.S. Borrower; (ii) a U.S. Domiciled Obligor (other than a U.S. Borrower) may make Distributions to another U.S. Domiciled Obligor; (iii) a Canadian Domiciled Obligor may make Distributions to a Borrower; and (iv) a Subsidiary that is not a Borrower or Guarantor may make Distributions to Parent or any Subsidiary;

(b) Parent and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person;

(c) so long as no Event of Default has occurred and is continuing or would result therefrom, Parent and each Subsidiary may purchase, redeem or otherwise acquire shares of its common stock or other Equity Interests or warrants or options to acquire any such Equity Interests with the proceeds received from the substantially concurrent issue of new shares of its common stock or other Equity Interests;

(d) Parent may purchase Equity Interests in any Obligor or options with respect to Equity Interests in any Obligor held by employees or management of any Obligor in connection with the termination of employment of such employees or management so long as: (i) the aggregate amount of such purchases do not exceed $5,000,000 in any fiscal year of Parent, and (ii) no Event of Default has occurred and is continuing at the time of any such purchase or would result therefrom; and

(e) so long as no Event of Default has occurred and is continuing or would result therefrom, Parent and its Subsidiaries may make other Distributions in an aggregate amount not to exceed (collectively, the “Distributions Cap”): (X) $20,000,000 during each year, or (Y) solely until such time as the Agent has received evidence, in form and substance reasonably satisfactory to Agent, that Fixed Charge Coverage Ratio for any trailing twelve month period ending after the Original Agreement Closing Date is 1.0 to 1.0 or greater, $5,000,000 during any calendar quarter (for the avoidance of doubt, once such condition is met, the limitation in this clause (Y) shall no longer be applicable notwithstanding that Fixed Charge Coverage Ratio for any trailing twelve month period thereafter shall be less than 1.0 to 1.0); provided, however, that no such Distribution shall count against the Distributions Cap if at the time such Distribution is declared (subject to the last sentence of this clause (e)) either: (i) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the making of such Distribution, (B) Trigger Event Excess Availability is greater than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Distribution, (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the making of such Distribution, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation), and (D) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such Distribution (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.1 to 1.0; or (ii) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 30% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the making of such Distribution, (B) Trigger Event Excess Availability is greater than an amount equal to 30% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such Distribution, (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the making of such Distribution, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 30% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance

Loan Balance for purposes of this calculation), (D) the Fixed Charge Coverage Ratio (calculated on a trailing twelve month basis for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0, and (E) Trigger Event Excess Availability is greater than $50,000,000 after giving effect to such Distribution. Any Distribution permitted when declared under this clause (e) may be paid without limitation so long as Borrower Agent notifies Agent in writing at the time such Distribution is declared and Agent establishes a Canadian Availability Reserve or U.S. Availability Reserve (as determined by Agent in its discretion) in the amount of such Distribution (it being understood that such Canadian Availability Reserve or U.S. Availability Reserve, as applicable, would be released by Agent at the time such Distribution related thereto was paid).

10.2.7. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Parent and its Subsidiaries on the date hereof, one or more of the leisure goods, products and services businesses generally or, in each case, any business substantially related or incidental thereto.

10.2.8. Affiliate Transactions. Enter into any transaction of any kind with any Affiliate of Parent, except (a) transactions between or among: (i) the U.S. Borrowers, (ii) the U.S. Domiciled Obligors (other than any U.S. Borrower), (iii) the Canadian Domiciled Obligors, and (iv) Subsidiaries that are not Borrowers or Guarantors; (b) transactions constituting Investments in Subsidiaries as permitted by Section 10.2.2, (c) transactions constituting Debt among Parent or any of its Subsidiaries, in each case as permitted by Section 10.2.3; (d) transactions among Parent or any of its Subsidiaries, in each case as permitted by Section 10.2.4 or Section 10.2.5, (e) transactions constituting Distributions permitted by Section 10.2.6, (f) transactions constituting reasonable fees and compensation paid to (including issuance and grants of securities and stock options, employment agreements and stock option and ownership plans for the benefit of, and indemnities provided on behalf of) officers, directors, employees and consultants of Parent or any Subsidiary, (g) constituting loans or advances to employees and officers of Parent and its Subsidiaries to the extent permitted by Section 10.2.2(a), and (h) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Agent and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.

10.2.9. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability (a) of any Subsidiary to make Distributions to any Borrower or any Guarantor or to otherwise transfer property to any Borrower or any Guarantor, (b) of Parent or any Subsidiary to incur or repay the Obligations, (c) of Parent or any Subsidiary to grant Liens on any Collateral in favor of the Agent for the benefit of the Lenders, or (d) of any U.S. Subsidiary or Canadian Subsidiary to guarantee the Obligations; provided, that the restrictions set forth herein shall not apply to (i) customary restrictions on transfers of property subject to a capital lease as set forth in such capital lease; (ii) customary restrictions with respect to a Subsidiary (other than a Borrower) pursuant to an agreement that has been entered into for the sale or disposition (not otherwise prohibited by this Agreement or any other Loan Document) of all or substantially all of the capital stock or assets of such Subsidiary; (iii) customary prohibitions on assignment in any contract or lease; and (iv) customary net worth provisions contained in leases and other agreements entered into by a Subsidiary in the Ordinary Course of Business.

10.2.10. Restrictions on Payment of Certain Debt. Make any (a) payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Debt which is subordinated to the Obligations, except regularly scheduled payments of principal, interest and fees, but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Borrower Agent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) any voluntary payments with respect to any Borrowed Money (other than the Obligations and any intercompany obligations) prior to its due date; provided, however, that the restriction set forth in clause (b) shall not apply to any payment if either: (i) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the making of such payment, (B) Trigger Event Excess Availability is greater than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such payment, (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the making of such payment, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 17.5% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation), and (D) the Fixed Charge Coverage Ratio, on a pro forma basis after giving effect to such payment (calculated on a trailing twelve month basis recomputed for the most recent month for which financial statements have been delivered) is not less than 1.0 to 1.0; or (ii) (A) average daily Trigger Event Excess Availability has been greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) during each month for the six month period immediately prior to the making of such payment, (B) Trigger Event Excess Availability is greater than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation) after giving effect to such payment, and (C) the Borrowers believe in good faith that, on a pro forma basis as of the last day of each month during the six month period immediately following the making of such payment, they shall have projected Trigger Event Excess Availability of no less than an amount equal to 25% of the sum of the Canadian Borrowing Base (without giving effect to the Canadian LC Reserve for purposes of this calculation) and the U.S. Borrowing Base (without giving effect to the U.S. LC Reserve and the Canadian Overadvance Loan Balance for purposes of this calculation).

10.2.11. Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Original Agreement Closing Date where such amendment, modification or other change would have a Material Adverse Effect.

10.2.12. Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Borrowers and Subsidiaries.

10.2.13. Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.

10.2.14. Activities of uPlay. Unless Borrowers cause uPlay to become a Guarantor hereunder in accordance with Section 10.1.12, uPlay will not (a) engage in any business or activity or (b) own any assets or have any liabilities (other than liabilities reasonably incurred in connection with its maintenance of its existence).

10.3 Financial Covenants. As long as any Commitments or Obligations are outstanding, Borrowers shall:

10.3.1. Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio, measured on a month-end basis, of at least 1.0 to 1.0 as of (a) the end of the last month immediately preceding the occurrence of any Covenant Trigger Period for which financial statements have most recently been delivered pursuant to Section 10.1.1, and (b) the end of each month for which financial statements are delivered pursuant to Section 10.1.1 during any Covenant Trigger Period.

SECTION 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT

11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:

(a) An Obligor fails to pay (i) when due (whether at stated maturity, on demand, upon acceleration or otherwise) any amount of principal of any Loan or any reimbursement obligation in respect of any LC Obligation, or (ii) any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a)(i) above), when and as the same shall become due and payable hereunder or under any other Loan Document (whether at stated maturity, on demand, upon acceleration or otherwise), and such failure shall continue unremedied for a period of three Business Days;

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;

(c) An Obligor breaches or fail to perform any covenant contained in Section 7.2, 7.4, 7.6, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.1.10, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 30 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period;

(e) A Guarantor repudiates, revokes or attempts to revoke its Guarantee; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any Hedging Agreement, or any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of the Dollar Equivalent of $10,000,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach;

(g) Any judgment or order for the payment of money is entered against an Obligor and is unsatisfied for a period of more than 30 days in an amount that exceeds, individually or cumulatively with all other unsatisfied judgments or orders against all Obligors, the Dollar Equivalent of $5,000,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), unless a stay of enforcement of such judgment or order is in effect, by reason of a pending appeal or otherwise;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance (either individually or in the aggregate) exceeds the Dollar Equivalent of $2,500,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business and such enjoinment, restraint or prevention could reasonably be expected to have a Material Adverse Effect; an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business and such loss, revocation or termination could reasonably be expected to have a Material Adverse Effect; there is a cessation of any material part of an Obligor’s business for a material period of time and such cessation could reasonably be expected to have a Material Adverse Effect; any material Collateral or Property of an Obligor is taken or impaired through condemnation and such taking or impairment could reasonably be expected to have a Material Adverse Effect; a Borrower agrees to or commences any liquidation, dissolution or winding up of its affairs; or a Borrower is not Solvent;

(j) Any Obligor generally fails to pay, or admits in writing its inability or refusal to pay, its debts as they become due; or an Insolvency Proceeding is commenced by any Obligor; any Obligor agrees to, commences or is subject to a liquidation, dissolution or winding up of its affairs; any Obligor makes an offer of settlement, extension, proposal (or files a notice of intention to make a proposal), plan of arrangement or composition to its unsecured creditors generally; a Creditor Representative is appointed to take possession of any substantial Property of or to operate or sell any of the business of any Obligor; or an Insolvency Proceeding is commenced against any Obligor and such Obligor consents to the institution of the proceeding against it, such petition commencing the proceeding is not timely contested by such Obligor, such petition is not dismissed within 30 days after its filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC in an aggregate amount in excess of $10,000,000, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) (A) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Obligor required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan in an aggregate amount in excess of $2,500,000 or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, (B) any Canadian Domiciled Obligor is in default with respect to any required contributions to a Canadian Pension Plan or fails to eliminate a solvency deficiency or keep such plan fully funded; or (C) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; or

(m) A Change of Control occurs.

11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations (other than Secured Bank Product Obligations) shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:

(a) declare any Obligations (other than Secured Bank Product Obligations) immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Borrowers to the fullest extent permitted by law;

(b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;

(c) require Obligors to Cash Collateralize LC Obligations, Secured Bank Product Obligations and other Obligations that are contingent or not yet due and payable, and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Revolver Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied); and

(d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may credit bid and set off the amount of such price against the Obligations.

11.3 License. Agent is hereby granted an irrevocable, non-exclusive and royalty-free license exercisable at any time following the occurrence and during the continuation of an Event of Default, to any or all Trademarks owned by the Obligors solely for purposes of advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral.

11.4 Setoff. At any time during an Event of Default, Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, each Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.

11.5 Remedies Cumulative; No Waiver.

11.5.1. Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.

11.5.2. Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.

11.6 Judgment Currency. If, for purposes of obtaining judgment in any court, it is necessary to convert a sum from the currency provided under a Loan Document (“Agreement Currency”) into another currency, the Spot Rate shall be used as the rate of exchange. Notwithstanding any judgment in a currency (“Judgment Currency”) other than the Agreement Currency, an Obligor shall discharge its obligation in respect of any sum due under a Loan Document only if, on the Business Day following receipt by Agent or any Secured Party of payment in the Judgment Currency, Agent or such Secured Party can use the amount paid to purchase the sum originally due in the Agreement Currency. If the purchased amount is less than the sum originally due, such Obligor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and Secured Parties against such loss. If the purchased amount is greater than the sum originally due, Agent or such Secured Party shall return the excess amount to such Obligor (or to the Person legally entitled thereto).

SECTION 12. AGENT

12.1 Appointment, Authority and Duties of Agent.

12.1.1. Appointment and Authority.

(a) Each Secured Party appoints and designates Bank of America as Agent under all Loan Documents. Agent may, and each Secured Party authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for the benefit of Secured Parties. Each Secured Party agrees that any action taken by Agent, Required Lenders, U.S. Required Lenders, or Canadian Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts or Inventory constitute Eligible Accounts, Eligible Inventory or Eligible In-Transit Inventory, whether to impose or release any reserve, or whether any conditions to funding or to issuance of a Letter of Credit have been satisfied, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.

(b) For the purposes of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec between each Secured Party, taken individually, on the one hand, and the Agent, on the other hand, each Obligor and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of each such Obligor in respect of all Obligations owed by each such Obligor to the Agent and such Secured Party hereunder and under the other Loan Documents (collectively, the “Solidary Claim”) and that, accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each such Obligor is irrevocably bound towards the Agent and each Secured Party in respect of the entire Solidary Claim of the Agent and such Secured Party. As a result of the foregoing, the parties hereto acknowledge that the Agent and each Secured Party shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Secured Party and the right to give full acquittance for it. Accordingly, and without limiting the generality of the foregoing, the Agent, as solidary creditor with each Secured Party, shall at all times have a valid and effective right of action in respect of the Solidary Claim and the right to give a full acquittance for same. By its execution of the Loan Documents to which it is a party, each such Obligor not a party hereto shall also be deemed to have accepted the stipulations hereinabove provided. The parties further agree and acknowledge that such Liens (hypothecs) under the Security Documents and the other Loan Documents shall be granted to the Agent, for its own benefit and for the benefit of the Secured Parties, as solidary creditor as hereinabove set forth.

12.1.2. Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty to exercise such right, unless instructed to do so by Lenders in accordance with this Agreement.

12.1.3. Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.

12.1.4. Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders or other Secured Parties with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Secured Parties of their indemnification obligations against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Secured Parties, and no Secured Party shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of specific parties shall be required to the extent provided in Section 14.1.1. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.

12.2 Agreements Regarding Collateral and Field Examination Reports.

12.2.1. Lien Releases; Care of Collateral. Secured Parties authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrowers certify in writing to Agent is a disposition permitted hereunder or a Lien which Borrowers certify is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not have, when aggregated with all other released Collateral under this clause (c) in any calendar year, a book value greater than $5,000,000; or (d) with the written consent of all Lenders. Secured Parties authorize Agent to subordinate its Liens to any Lien permitted under Section 10.2.1(j). Agent shall have no obligation to assure that any Collateral exists or is owned by a Borrower, or is cared for, protected, insured or encumbered, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.

12.2.2. Possession of Collateral. Agent and Secured Parties appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.

12.2.3. Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon the applicable Obligors’ books and records as well as upon representations of the applicable Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except: (i) to such Lender’s Participants, attorneys and accountants, (ii) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates, or (iii) to the extent required by Applicable Law or by any subpoena or other legal process) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender shall indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.

12.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals. Agent shall have a reasonable and practicable amount of time to act upon any instruction, notice or other communication under any Loan Document, and shall not be liable for any delay in acting.

12.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default, or of any failure to satisfy any conditions in Section 6, unless it has received written notice from a Borrower or Required Lenders specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default, Event of Default or failure of such conditions, it shall promptly notify Agent and the other Lenders thereof in writing. Each Secured Party agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations (other than Secured Bank Product Obligations), or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other similar dispositions of Collateral or to assert any rights relating to any Collateral.

12.5 Ratable Sharing. No Lender shall set off against any Dominion Account without the prior consent of Agent. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, the U.S. Issuing Bank (if such Obligation is a U.S. Facility Obligation), the Canadian Issuing Bank (if such Obligation is a Canadian Facility Obligation) and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to Agent for application under Section 4.2.2 and it shall provide a written statement to Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Dominion Account without the prior consent of the Agent

12.6 Indemnification. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES AND ISSUING BANK INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS, ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY SUCH INDEMNITEE (OTHER THAN CLAIMS THAT ARE CAUSED BY THE GROSS NEGLIGENCE OR WILFUL MISCONDUCT OF SUCH INDEMNITEE), PROVIDED THAT ANY CLAIM AGAINST AN AGENT INDEMNITEE RELATES TO OR ARISES FROM ITS ACTING AS OR FOR AGENT (IN THE CAPACITY OF AGENT). In Agent’s discretion, it may reserve for any Claims made against an Agent Indemnitee or Issuing Bank Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Secured Parties. If Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.

12.7 Limitation on Responsibilities of Agent. Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any Obligor, Lender or other Secured Party of any obligations under the Loan Documents. Agent does not make any express or implied representation, warranty or guarantee to Secured Parties with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectibility, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectibility of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.

12.8 Successor Agent and Co-Agents.

12.8.1. Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a U.S. Lender or an Affiliate of a U.S. Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower Agent. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders or, if no Lender accepts such role, Agent may appoint Required Lenders as successor Agent. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, or upon appointment of Required Lenders as successor Agent, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2. Notwithstanding any Agent’s resignation, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

12.8.2. Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Secured Parties shall execute and deliver such documents as Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.

12.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Secured Party has made such inquiries as it feels necessary concerning the Loan Documents, Collateral and Obligors. Each Secured Party acknowledges and agrees that the other Secured Parties have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Secured Party will, independently and without reliance upon any other Secured Party, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Secured Party with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or its Affiliates.

12.10 Remittance of Payments and Collections.

12.10.1. Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Secured Party shall be made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such payee under the Loan Documents.

12.10.2. Failure to Pay. If any Secured Party fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Obligors be entitled to receive credit for any interest paid by a Secured Party to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.

12.10.3. Recovery of Payments. If Agent pays any amount to a Secured Party in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Secured Party that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.

12.11 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders,” “U.S. Required Lenders,” “Canadian Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Bank of America and its Affiliates may accept deposits from, lend money to, provide Bank Products to, act as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were not Agent hereunder, without any duty to account therefor to Lenders. In their individual capacities, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Secured Party agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to any Secured Party, if acquired in such individual capacity.

12.12 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.

12.13 Bank Product Providers. Each Secured Bank Product Provider, by delivery of a notice to Agent of a Bank Product, agrees to be bound by Section 5.6 and this Section 12. Each Secured Bank Product Provider shall indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by Obligors, against all Claims that may be incurred by or asserted against any Agent Indemnitee in connection with such provider’s Secured Bank Product Obligations, unless such Claim is caused by the gross negligence or willful misconduct of such Agent Indemnitee.

12.14 No Third Party Beneficiaries. This Section 12 is an agreement solely among Secured Parties and Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon Obligors or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Secured Parties.

SECTION 13. BENEFIT OF AGREEMENT; ASSIGNMENTS

13.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, Secured Parties, and their respective successors and assigns,

except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.

13.2 Participations.

13.2.1. Permitted Participants; Effect. Any Lender may, in the Ordinary Course of Business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Obligors shall be determined as if such Lender had not sold such participating interests, and Obligors and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless Borrower Agent agrees otherwise in writing.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date (if such Participant has an interest in the Canadian Revolver Commitments) or U.S. Revolver Commitment Termination Date (if such Participant has an interest in the U.S. Revolver Commitments), or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Borrower, Guarantor or substantial portion of the Collateral.

13.2.3. Benefit of Set-Off. Obligors agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.

13.3 Assignments.

13.3.1. Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Obligors to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Obligors’ obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.

13.3.2. Effect; Effective Date. Upon delivery to Agent of an assignment notice in the form of Exhibit C and a processing fee of $3,500 (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrowers shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.

13.3.3. Certain Assignees. No assignment or participation may be made to an Obligor, Affiliate of an Obligor, Defaulting Lender or natural person. In connection with any assignment by a Defaulting Lender, such assignment shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), (a) to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder, and (b) to acquire its Pro Rata share of all Loans and LC Obligations. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.

13.4 Replacement of Certain Lenders. If a Lender (a) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, or (b) is a Defaulting Lender, then, in addition to any other rights and remedies that any Person may have, Agent or Borrower Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s), within 20 days after the notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute it. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).

SECTION 14. MISCELLANEOUS

14.1 Consents, Amendments and Waivers.

14.1.1. Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of the Required Lenders or of Agent (with the consent of Required Lenders) and each Obligor party to such Loan Document; provided, however, that

(a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;

(b) without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.3, Section 2.4, or any other provision in a Loan Document that relates to any rights, duties or discretion of such affected Issuing Bank;

(c) without the prior written consent of each affected Lender, including a Defaulting Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (except as provided in Section 4.2); (iii) extend the Commitment of such Lender, or (iv) amend this clause (c);

(d) without the prior written consent of all Lenders (except any Defaulting Lender), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date or the Facility Termination Date, (ii) alter Section 5.6, 7.1 (except to add Collateral) or 14.1.1; (iii) amend the definition of Pro Rata, Supermajority Lenders, or Required Lenders; (iv) increase any advance rate; (v) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vi) release any Obligor from liability for any Obligations;

(e) without the prior written consent of the Supermajority Lenders, no modification shall be effective that would amend the definition of U.S. Borrowing Base (or any defined term used in such definition) to the extent that any such amendment results in more credit being made available to U.S. Borrowers, or Canadian Borrowing Base (or any defined term used in such definition) to the extent that any such amendment results in more credit being made available to the Canadian Borrower;

(f) without the prior written consent of a Secured Bank Product Provider, no modification shall be effective that affects its relative payment priority under Section 5.6;

(g) without the prior written consent of all Lenders, (i) the Obligations shall not be subordinated to any other obligations, and (ii) Agent shall not agree to subordinate its Liens in the Collateral to any other Liens except to the extent contemplated by Section 12.2.1; and

(h) without the prior written consent of all: (i) U.S. Lenders, amend the definition of U.S. Required Lenders, and (ii) Canadian Lenders, amend the definition of Canadian Required Lenders.

14.1.2. Limitations. The agreement of Obligors shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Banks as among themselves. Only the consent of the parties to the Fee Letters or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.

14.1.3. Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.

14.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ASSERTED BY ANY OBLIGOR OR OTHER PERSON OR ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.

14.3 Notices and Communications.

14.3.1. Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Borrower Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as a party may hereafter specify by notice in accordance with this Section 14.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 2.4, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Borrower Agent shall be deemed received by all Obligors.

14.3.2. Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.

14.3.3. Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor.

14.4 Performance of Obligors’ Obligations. Agent may, in its discretion at any time and from time to time, at the applicable Borrowers’ expense, pay any amount or do any act required of an Obligor under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrowers, on demand, with interest from the date incurred to the date of payment thereof at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.

14.5 Credit Inquiries. Each Obligor hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Obligor or Subsidiary.

14.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.

14.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.

14.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.

14.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

14.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent, Lenders or any other Secured Party pursuant to the Loan Documents or otherwise shall be deemed to constitute Agent and any Secured Party to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of any Obligor.

14.11 Lender Loss Sharing Agreement. Definitions. As used in this Section 14.11, the following terms shall have the following meanings:

(i) CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.11(b).

(ii) CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 14.11(b).

(iii) CAM Exchange Date: the first date after the Closing Date on which there shall occur (a) any event described in Section 11.1(j) with respect to any Borrower, or (b) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.

(iv) CAM Percentage: as to each Lender, a fraction, (a) the numerator of which shall be the aggregate amount of such Lender’s Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (b) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.

(v) Designated Obligations: all Obligations of the Borrowers with respect to (a) principal and interest under the U.S. Revolver Loans, Canadian Revolver Loans, Overadvance Loans and Protective Advances, (b) unreimbursed drawings under Letters of Credit and interest thereon, and (c) fees under Sections 3.2.1, 3.2.2(a), and 3.2.3(a).

(vi) Revolver Facilities: the facility established under the U.S. Revolver Commitments and the Canadian Revolver Commitments, and Revolver Facility means any one of such Revolver Facilities.

(b) CAM Exchange.

(i) On the CAM Exchange Date,

(A) the U.S. Revolver Commitments and the Canadian Revolver Commitments shall have terminated in accordance with Section 11.2,

(B) each U.S. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6, and each Canadian Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6,

(C) each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.3.2(b), and each Canadian Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.4.2(b), and

(D) the Lenders shall purchase at par interests (in Dollars) in the Designated Obligations under each Revolver Facility (and shall make payments to Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the applicable Issuing Bank for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Canadian Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii) Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to Lenders all such promissory notes and other instruments and documents as Agent shall reasonably request to evidence and confirm the respective interests and obligations of Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(iii) As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to Lenders, pro rata in accordance with their respective CAM Percentages.

(iv) In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by any Issuing Bank that is not reimbursed by the applicable Borrowers, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.

(c) Notwithstanding any other provision of this Section 14.11, Agent and each Lender agree that if Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by Agent or any Lender subject to such withholding to Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of Agent or such Lender subject to such withholding as against Borrowers and the other Obligors to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.11, having been paid to Agent or such Lender with respect to which such withholding or deduction was made.

14.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Obligors acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Obligors and such Person; (ii) Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Obligors, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Obligors and their Affiliates, and have no obligation to disclose any of such interests to Obligors or their Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach of agency or fiduciary duty in connection with any transaction contemplated by a Loan Document.

14.13 Confidentiality. Each of Agent, Lenders and Issuing Banks shall maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Borrower Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than Obligors. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Obligors and a general description of Obligors’ businesses, and may use Obligors’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords its own confidential information. Each of Agent, Lenders and Issuing Banks acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal, state, provincial and territorial securities laws.

14.14 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).

14.15 Consent to Forum; Judicial Reference.

14.15.1. Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER NEW YORK, NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by

Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.

14.15.2. Judicial Reference. If any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall be pending before any court sitting in or with jurisdiction over California or applying California law, then at the request of any party such proceeding shall be referred by the court to a referee (who shall be an active or retired judge) to hear and determine all issues in such proceeding (whether of fact or law) and to report a statement of decision for adoption by the court. Nothing in this Section shall limit any right of Agent or any other Secured Party to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral, or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, during or after any judicial reference. The exercise of a remedy does not waive the right of any party to resort to judicial reference. At Agent’s option, foreclosure under a mortgage or deed of trust may be accomplished either by exercise of power of sale thereunder or by judicial foreclosure.

14.16 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation, appraisement and exemption laws; (f) any claim against Agent, any Issuing Bank or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent, Issuing Banks and Lenders entering into this Agreement and that they are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

14.17 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act and the AML Legislation. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth. Each Obligor shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.

14.18 Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Facility Obligor or any authorized signatories of any Canadian Facility Obligor for the purposes of applicable AML Legislation, then the Agent: (a) shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and (b) shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness. Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that Agent has no obligation to ascertain the identity of the Canadian Facility Obligors or any authorized signatories of the Canadian Facility Obligors on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Obligor or any such authorized signatory in doing so.

14.19 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Obligor for liquidation or reorganization, should any Obligor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Obligor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

14.20 Nonliability of Lenders. Neither the Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Obligor to review or inform any Obligor of any matter in connection with any phase of any Obligor’s business or operations. Each Obligor agrees, on behalf of itself and each other Obligor, that neither the Agent, any Issuing Bank nor any Lender shall have liability to any Obligor (whether sounding in tort, contract or otherwise) for losses suffered by any Obligor in connection with, arising out of or in any way related to any of the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought or a breach of obligations under this Agreement by the party from which recovery is sought. NEITHER THE AGENT NOR ANY LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS

OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.

14.21 Amendment and Restatement.

14.21.1. This Agreement amends and restates in its entirety the Original Loan Agreement and, upon the effectiveness of this Agreement, the terms and provisions of the Original Loan Agreement shall, subject to Section 14.21.3, be superseded hereby.

14.21.2. Notwithstanding the amendment and restatement of the Original Loan Agreement by this Agreement, all of the Obligations under the Original Loan Agreement which remain outstanding as of the date hereof, shall constitute Obligations owing hereunder. This Agreement is given in substitution for the Original Loan Agreement, and not as payment of the Obligations of the Borrowers thereunder, and is in no way intended to constitute a novation of the Original Loan Agreement.

14.21.3. Upon the effectiveness of this Agreement, unless the context otherwise requires, each reference to the Original Loan Agreement in any of the Loan Documents and in each document, instrument or agreement executed and/or delivered in connection therewith shall mean and be a reference to this Agreement. Except as expressly modified as of the Closing Date, all of the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

[Remainder of page intentionally left blank; signatures begin on following page]

IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.x

CALLAWAY GOLF COMPANY, a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor, and Canadian Facility Guarantor

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Senior Executive Vice President and Chief Financial Officer

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

CALLAWAY GOLF SALES COMPANY, a California corporation, as a U.S. Borrower, U.S. Facility Guarantor, and Canadian Facility Guarantor

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Director

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

[Signature Page to Amended and Restated Loan and Security Agreement]

CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation, as a U.S. Borrower, U.S. Facility Guarantor, and Canadian Facility Guarantor

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Director

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

CALLAWAY GOLF CANADA LTD., a Canada corporation, as the Canadian Borrower

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Director

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

[Signature Page to Amended and Restated Loan and Security Agreement]

CALLAWAY GOLF INTERACTIVE, INC. a Texas corporation, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Director

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

CALLAWAY GOLF INTERNATIONAL SALES COMPANY, a California corporation, as a U.S. Facility Guarantor and Canadian Facility Guarantor

By:	/s/ Bradley J. Holiday
Name:	Bradley J. Holiday
Title:	Director

Address:
2180 Rutherford Road Carlsbad, California 92008 Attn: General Counsel Fax: 709-930-5022

[Signature Page to Amended and Restated Loan and Security Agreement]

BANK OF AMERICA, N.A., as Agent and a U.S. Lender

By:	/s/ Todd Eggertsen
Name:	Todd Eggertsen
Title:	Senior Vice President

Address:
55 S. Lake Ave., Suite 900 Pasadena, California 91101 Attn: Todd Eggertsen or Callaway Account Executive Telecopy: (626) 584-4602

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Address:
181 Bay Street Toronto, Ontario, M5J2V8 Attn: Teresa Tsui Fax: (312) 453-4041

[Signature Page to Amended and Restated Loan and Security Agreement]

UBS LOAN FINANCE LLC, as a U.S. Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

Address:
677 Washington Blvd., 6th Floor Stamford, CT 06901 Attn: Joselin Fernandes Fax: (203) 719-3390 Email: DL-BPS-Loan-admin@UBS.com

UBS AG CANADA BRANCH, as a Canadian Lender

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director

Address:
677 Washington Blvd., 6th Floor Stamford, CT 06901 Attn: Joselin Fernandes Fax: (203) 719-3390 Email: DL-BPS-Loan-admin@UBS.com

[Signature Page to Amended and Restated Loan and Security Agreement]

WELLS FARGO BANK N.A., as a U.S. Lender

By:	/s/ Sanat Amladi
Name:	Sanat Amladi
Title:	Authorized Signatory

Address:
2450 Colorado Ave., Suite 3000 W. Santa Monica, CA 90404 Attn: Terry Luh, Relationship Manager Fax: (855) 475-1938

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA, as a Canadian Lender

By:	/s/ Domenic Cosentino
Name:	Domenic Cosentino
Title:	Vice President

Address:
40 King Street West, Suite 2500 Toronto, Ontario M5H3Y2 Attn: Terry Luh, Relationship Manager Fax: (855) 475-1938

With a copy to:
2450 Colorado Ave., Suite 3000 W. Santa Monica, CA 90404 Attn: Terry Luh, Relationship Manager Fax: (855) 475-1938

[Signature Page to Amended and Restated Loan and Security Agreement]

SUNTRUST BANK, as a U.S. Lender

By:	/s/ Jamie Hurley
Name:	Jamie Hurley
Title:	Director

Address:
303 Peachtree Street NE, 23rd Floor Atlanta, GA 30308 Attn: Steve Metts Fax: (404) 813-5890

SUNTRUST BANK, as a Canadian Lender

By:	/s/ Jamie Hurley
Name:	Jamie Hurley
Title:	Director

Address:
303 Peachtree Street NE, 23rd Floor Atlanta, GA 30308 Attn: Steve Metts Fax: (404) 813-5890

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Joyce P. Dorsett
Name:	Joyce P. Dorsett
Title:	Vice President

Address:
SW Oak Street, 4th Floor Portland, OR 97204 Attn: Joyce Dorsett Fax: (503) 275-5428

[Signature Page to Amended and Restated Loan and Security Agreement]

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Canadian Lender

By:	/s/ Joseph Rauhala
Name:	Joseph Rauhala
Title:	Principal Officer

Address:
120 Adelaide Street W., Suite 2300 Toronto, Ontario M5H1T1 Attn: Joseph Rauhala Fax: (503) 275-5428 (416) 306-3545

[Signature Page to Amended and Restated Loan and Security Agreement]

EXHIBIT A-1

to

Amended and Restated

Loan and Security Agreement

CANADIAN REVOLVER NOTE

[Date]	$___________________	New York, New York

CALLAWAY GOLF CANADA LTD., a Canadian corporation (the “Canadian Borrower”), for value received, hereby unconditionally promises to pay to the order of ________________________ (the “Canadian Lender”), the principal sum of ______________________________ DOLLARS ($___________), or such lesser amount as may be advanced by or owed to the Canadian Lender as Canadian Revolver Loans and owing as Canadian LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Amended and Restated Loan and Security Agreement dated as of July [__], 2011, among Callaway Golf Company, Callaway Golf Sales Company, Callaway Golf Ball Operations, Inc., the Canadian Borrower, certain Affiliates of the Canadian Borrower, Bank of America, N.A., as Agent, the Canadian Lender and certain other financial institutions, as such agreement may be amended, modified, supplemented, renewed or extended from time to time (the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Canadian Revolver Loans and Canadian LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of the Canadian Lender and the duties and obligations of the Canadian Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by the Canadian Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Canadian Revolver Loans and Canadian LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of the Canadian Borrower hereunder or under any other Loan Documents.

Time is of the essence of this Note. The Canadian Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. The Canadian Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses in connection therewith (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by the Canadian Borrower or inadvertently received by the holder of this Note, such excess shall be returned to the Canadian Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that the Canadian Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Canadian Borrower under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

CALLAWAY GOLF CANADA LTD., a Canadian corporation

By:
Name:
Title:

EXHIBIT A-2

to

Amended and Restated

Loan and Security Agreement

U.S. REVOLVER NOTE

[Date]	$___________________	New York, New York

CALLAWAY GOLF COMPANY, a Delaware corporation, CALLAWAY GOLF SALES COMPANY, a California corporation and CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (collectively, “U.S. Borrowers”), for value received, hereby unconditionally promise to pay, on a joint and several basis, to the order of ____________________________ (“U.S. Lender”), the principal sum of ______________________________ DOLLARS ($___________), or such lesser amount as may be advanced by U.S. Lender as U.S. Revolver Loans and owing as U.S. LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Amended and Restated Loan and Security Agreement dated as of July [__], 2011, among U.S. Borrowers, Callaway Golf Canada Ltd., certain Affiliates of U.S. Borrowers, Bank of America, N.A., as Agent, U.S. Lender, and certain other financial institutions, as such agreement may be amended, modified, supplemented, renewed or extended from time to time ( the “Loan Agreement”).

Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences U.S. Revolver Loans and U.S. LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of U.S. Lender and the duties and obligations of U.S. Borrowers. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.

The holder of this Note is hereby authorized by U.S. Borrowers to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to U.S. Revolver Loans and U.S. LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of U.S. Borrowers hereunder or under any other Loan Documents.

Time is of the essence of this Note. Each U.S. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. U.S. Borrowers jointly and severally agree to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses in connection therewith (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.

In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by U.S. Borrowers or inadvertently received by the holder of this Note, such excess shall be returned to U.S. Borrowers or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that U.S. Borrowers not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by U.S. Borrowers under Applicable Law.

This Note shall be governed by the laws of the State of New York, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:	CALLAWAY GOLF COMPANY, a Delaware corporation

Secretary
By
[Seal]		Title:

Attest:	CALLAWAY GOLF SALES COMPANY, a California corporation

Secretary
By
[Seal]		Title:

Attest:	CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation

Secretary
By
[Seal]		Title:

EXHIBIT B

to

Amended and Restated

Loan and Security Agreement

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Amended and Restated Loan and Security Agreement dated as of July [__], 2011, as amended (“Loan Agreement”), among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”, and together with Parent and Callaway Sales, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower” and together with the U.S. Borrowers, collectively, “Borrowers”), the other Obligors from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.

______________________________________ (“Assignor”) and _________________________ _____________ (“Assignee”) agree as follows:

1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding U.S. Revolver Loans and $___________ of Assignor’s participations in U.S. LC Obligations, (b) a principal amount of $______ of Assignor’s outstanding Canadian Revolver Loans and $_____________ of Assignor’s participations in Canadian LC Obligations, (c) the amount of $__________ of Assignor’s U.S. Revolver Commitment (which represents ____% of the total U.S. Revolver Commitments), and (d) the amount of $____________ of Assignor’s Canadian Revolver Commitment (which represents __% of the total Canadian Revolver Commitments), (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (the “Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower Agent, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.

2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its U.S. Revolver Commitment is $                , the outstanding balance of its U.S. Revolver Loans and participations in U.S. LC Obligations is $                , its Canadian Revolver Commitment is $                , the outstanding balance of its Canadian Revolver Loans and participations in Canadian LC Obligations is $_______; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or as to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Obligors or the performance by Obligors of their obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]

3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

4. This Agreement shall be governed by the laws of the State of New York. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.

5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:

(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

_____________________
_____________________
_____________________

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

_____________________
_____________________
_____________________
_____________________

Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:

If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

__________________________
__________________________
ABA No.___________________
__________________________
Account No.________________
Reference: _________________

If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

__________________________
__________________________
ABA No.___________________
__________________________
Account No.________________
Reference: _________________

IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of _____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

EXHIBIT C

to

Amended and Restated

Loan and Security Agreement

ASSIGNMENT NOTICE

Reference is made to (1) the Amended and Restated Loan and Security Agreement dated as of July [__], 2011, as amended (“Loan Agreement”), among CALLAWAY GOLF COMPANY, a Delaware corporation (“Parent”), CALLAWAY GOLF SALES COMPANY, a California corporation (“Callaway Sales”), CALLAWAY GOLF BALL OPERATIONS, INC., a Delaware corporation (“Callaway Operations”, and together with Parent and Callaway Sales, collectively, “U.S. Borrowers”), CALLAWAY GOLF CANADA LTD., a Canada corporation (“Canadian Borrower” and together with the U.S. Borrowers, collectively, “Borrowers”), the other Obligors from time to time party thereto, BANK OF AMERICA, N.A., as administrative agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of ____________, 20__ (“Assignment Agreement”), between __________________ (“Assignor”) and ____________________ (“Assignee”). Terms are used herein as defined in the Loan Agreement.

Assignor hereby notifies Borrower Agent and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $________ of Assignor’s outstanding U.S. Revolver Loans and $___________ of Assignor’s participations in U.S. LC Obligations, (b) a principal amount of $______ of Assignor’s outstanding Canadian Revolver Loans and $__________ of Assignor’s participations in Canadian LC Obligations, (c) the amount of $__________ of Assignor’s U.S. Revolver Commitment (which represents ____% of the total U.S. Revolver Commitments), and (d) the amount of $______ of Assignor’s Canadian Revolver Commitment (which represents __% of the total Canadian Revolver Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest1. This Agreement shall be effective as of the date (the “Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and, if applicable, Borrower Agent. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.

For purposes of the Loan Agreement, Agent shall deem (a) Assignor’s U.S. Revolver Commitment to be reduced by $                , and Assignee’s U.S. Revolver Commitment to be increased by $                , and (b) Assignor’s Canadian Revolver Commitment to be reduced by $                , and Assignee’s Canadian Revolver Commitment to be increased by $                .

The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

___________________
___________________
___________________
___________________

[1]	Minimum assignment amounts are as set forth in Section 13.3.1 of the Loan Agreement.

The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.

This Notice is being delivered to Borrower Agent and Agent pursuant to Section 13.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

IN WITNESS WHEREOF, this Assignment Notice is executed as of _____________.

(“Assignee”)

By
Title:

(“Assignor”)

By
Title:

ACKNOWLEDGED AND AGREED,

AS OF THE DATE SET FORTH ABOVE:

BORROWER AGENT:*

By
Title:

*	No signature required if Assignee is a Lender, a U.S. based Affiliate of a Lender, if such Person is to hold U.S. Facility Obligations, an Approved Fund, or if such Person is to hold Canadian Facility Obligations, a Canadian Qualified Lender and an Affiliate of a U.S. Lender, or if an Event of Default exists.

BANK OF AMERICA, N.A., as Agent

By
Title:

EXHIBIT D

to

Amended and Restated

Loan and Security Agreement

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: ________________

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of July [__], 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Callaway Golf Company, a Delaware corporation (“Parent”), Callaway Golf Sales Company, a California corporation (“Callaway Sales”), Callaway Golf Ball Operations, Inc., a Delaware corporation (“Callaway Operations”, and together with Parent and Callaway Sales, collectively, “U.S. Borrowers”), Callaway Golf Canada Ltd., a Canada corporation (“Canadian Borrower” and together with the U.S. Borrowers, collectively, “Borrowers”), the other Obligors party thereto from time to time, the financial institutions party thereto from time to time as lenders (collectively, “Lenders”), and Bank of America, N.A., a national banking association, as administrative agent for the Lenders (“Agent”).

The undersigned Senior Officer hereby certifies as of the date hereof that he/she is the ____________________ _______________________________ of the Parent, and that, as such, he/she is authorized to execute and deliver this Certificate to Agent on the behalf of the Parent, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end financial statements required by Section 10.1.1(a) of the Agreement for the Fiscal Year of Parent ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the interim management financial statements required by Section 10.1.1(b) of the Agreement for the fiscal quarter of Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

[Use following paragraph 1 for fiscal month-end financial statements]

1. Attached hereto as Schedule 1 are the interim management financial statements required by Section 10.1.1(c) of the Agreement for the fiscal month of Parent ended as of the above date. Such financial statements fairly present the financial condition, results of operations, shareholders’ equity and cash flows of Parent and its Subsidiaries in accordance with historical practices as of such date for such period.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements.

3. There exists no event or circumstance which is or which with the passage of time, the giving of notice, or both would constitute an Event of Default, as that term is defined in the Loan Agreement, or, if such an event or circumstance exists, a writing attached hereto specifies the nature thereof, the period of existence thereof and the action that Borrowers or the other applicable Obligors have taken or propose to take with respect thereto.

4. The representations and warranties of the Parent and its Subsidiaries contained in Section 9 of the Agreement, and/or any representations and warranties of the Borrowers or any other Obligor that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.2

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________, _____.

CALLAWAY GOLF COMPANY, as Parent

By:
Name:
Title:

[2]	To be provided whether or not a Covenant Trigger Period is in effect.

1. Section 10.3.1 – Fixed Charge Coverage Ratio
A. EBITDA
1. net income:	$	___________
2. plus interest expense:	$	___________
3. plus non-cash stock compensation expense:	$	___________
4. plus provision for income taxes:	$	___________
5. plus depreciation and amortization:	$	___________
6. plus other non-cash expenses (except to the extent representing a reserve or accrual for cash expenses in another period):	$	___________
7. minus gains or
plus losses arising from the sale of capital assets:	$	___________
8. minus gains arising from the write-up of assets:	$	___________
9. minus extraordinary gains:	$	___________
10. Total EBITDA:	$	___________
B. Fixed Charges
1. Cash interest expense:	$	___________
2. plus principal payments on Borrowed Money:	$	___________
3. plus Distributions:	$	___________
4. Total Fixed Charges:	$	___________
C. Ratio
1. EBITDA:	$	___________
2. minus Capital Expenditures (except those financed with Borrowed Money other than Revolver Loans):	$	___________

3. minus cash taxes paid:	$	___________
divided by
4. Fixed Charges:	$	___________
5. minus any Excluded Stock Repurchases:	$	___________
6. Fixed Charge Coverage Ratio:		_________ to 1.0
Minimum Required: 1.00 to 1.00
In compliance?[3] Yes _____ No _____

[3]	Only required if Covenant Trigger Period is in effect.

SCHEDULE E-1

Existing Letters of Credit

Issuer	Beneficiary	Outstanding (USD)	Expiration
Bank of America	Safety National Casualty Company	500,000	February 8, 2012

SCHEDULE 1.1

Commitments of Lenders

Lender	U.S. Revolver Commitment	Canadian Revolver Commitment	Total Commitments
Bank of America, N.A.	$54,166,666.67	$0	$54,166,666.67
Bank of America, N.A. (acting through its Canada branch)	$0	$10,833,333.33	$10,833,333.33
UBS Loan Finance LLC	$41,666,666.67	$0	$41,666,666.67
UBS AG Canada Branch	$0	$8,333,333.33	$8,333,333.33
Wells Fargo Bank, N.A.	$41,666,666.67	$0	$41,666,666.67
Wells Fargo Capital Finance Corporation Canada	$0	$8,333,333.33	$8,333,333.33
SunTrust Bank	$20,833,333.33	$4,166,666.67	$25,000,000.00
U.S. Bank National Association	$16,666,666.67	$0	$16,666,666.67
U.S. Bank National Association, Canada Branch	$0	$3,333,333.33	$3,333,333.33

Total:	$175,000,000.00	$35,000,000.00	$210,000,000.00

SCHEDULE 8.6.1

Business Locations

Callaway Golf Company

1. 2285 Rutherford Road, Carlsbad, CA 92008

2. 5928 Pascal Court, Carlsbad, CA 92008

3. 5960 Pascal Court, Carlsbad, CA 92008

4. 5891 Dryden Place, Lot 23, Carlsbad, CA 92008

5. 2180 Rutherford Road, Carlsbad, CA 92008

6. 2081 Faraday Avenue, Carlsbad, CA 92008

7. 700 Henrietta Creek Rd., Roanoke, TX 76262

Callaway Golf Canada, Ltd.

1. 250 Courtland Avenue, Concord, Ontario, Canada L4K4N3 (until August 31, 2011)

2. Suite 101, 675 Cochrane Drive, West Tower, Markham, Ontario, Canada L3R 0B8 (as of September 1, 2011)

3. 9700 Goreway Dr., Brampton, Ontario, Canada L6P 0M7

4. 1275 Kingsway Avenue, Port Coquitlam, British Columbia, Canada V3C 1S2

Callaway Golf Interactive, Inc.

1. 9013 Tuscany Way, Bldg. 1, Suite 110, Austin, TX 78754

Callaway Golf Sales Company

1. 8936 Oak Grove Road, Fort Worth, TX 76115

SCHEDULE 9.1.9

Environmental Matters

None.

SCHEDULE 9.1.12

ERISA Compliance

None.

SCHEDULE 9.1.13

Names and Capital Structure

I. Parent

Entity	State or Country of Organization	Mergers, Amalgamations or Combinations in the Last Five Years
Callaway Golf Company	Delaware	Acquired certain assets and liabilities of uPlay, LLC on December 31, 2008.

II. Subsidiaries

Entity	State or Country of Organization	Authorized/Issued Equity Interests	Holders of Equity Interests	Holders’ Agreements with Respect to Equity Interests	Mergers, Amalgamations or Combinations in the Last Five Years
Callaway Golf Interactive, Inc.	Texas	Authorized: 10,000,000 Issued: 7,265,284	Callaway Golf Company (100%)	None.	None.

Callaway Golf Sales Company	California	Authorized: 10,000 Issued: 10,000	Callaway Golf Company (100%)	None.	None.

Callaway Golf International Sales Company	California	Authorized: 1,000,000 Issued: 1,000	Callaway Golf Company (100%)	None.	None.

Callaway Golf Canada Ltd.	Canada	Authorized: Unlimited Issued: 1,100	Callaway Golf Company (100%)	None.	None.

Callaway Golf Europe Ltd.	United Kingdom	Authorized: 3,179,875 Issued: 3,179,875	Callaway Golf European Holding Company Ltd. (100%)	None.	None.

Callaway Golf (Germany) GmbH	Germany	Authorized: 1 Issued: 1	Callaway Golf European Holding Company Ltd. (100%)	None.	None.

Callaway Golf Kabushiki Kaisha	Japan	Authorized: 1,600 Issued: 1,000	Callaway Golf Company (100%)	None.	None.

Callaway Golf Korea Ltd.	Korea	Authorized: N/A Issued: N/A	Callaway Golf Company (99%); Callaway Golf International Sales Company (1%)	None.	None.

Entity	State or Country of Organization	Authorized/Issued Equity Interests	Holders of Equity Interests	Holders’ Agreements with Respect to Equity Interests	Mergers, Amalgamations or Combinations in the Last Five Years

Callaway Golf (Shanghai) Trading Co., Ltd.	China	Authorized: N/A Issued: N/A	Callaway Golf Company (100%)	None.	None.

Callaway Golf South Pacific Pty Ltd.	Australia	Authorized: Unlimited Issued: 4,677,400	Callaway Golf Company (100%)	None.	None.

Callaway Golf Ball Operations, Inc.	Delaware	Authorized: 1,000 Issued: 1,000	Callaway Golf Company (100%)	None.	None.

Callaway Golf Cyprus Co. Ltd.	The Republic of Cyprus	Authorized: 7,425 Issued: 2,000	Callaway Golf International Sales Company (100%)	None.	None.

Callaway Golf European Holding Company Ltd.	United Kingdom	Authorized: 1,000 Issued: 597	Callaway Golf Cyprus Co. Ltd. (100%)	None.	None.

Callaway Golf (Guangzhou) Technology Service Co., Ltd.	China	Authorized: N/A Issued: N/A	Callaway Golf Company (100%)	None.	None.

Callaway Golf Malaysia Sdn. Bhd.	Malaysia	Authorized: 5,000,000 Issued: 1,500,000	Callaway Golf Company (100%)	None.	None.

Callaway Golf (Thailand) Ltd.	Thailand	Authorized: 200,000 Issued: 200,000	Callaway Golf Company (99.999%) Callaway Golf Ball Operations, Inc. (.0005%) Callaway Golf Interactive, Inc. (.0005%)	None.	None.

uPlay, Inc.	Delaware	Authorized: 1,000 Issued: 100	Callaway Golf Company (100%)	None.	None.

Callaway Golf India Private Ltd.	India	Authorized: 50,000 Issued: 36,000	Callaway Golf International Sales Company (99.988889%) uPlay, Inc. (0.011111%)	None.	None.

Callaway de Mexico, S.A. de C.V	Mexico	Authorized: Unlimited Issued: 1,000	Callaway Golf Company (99.9%); Callaway Golf International Sales Company (0.1%)	None.	None.

SCHEDULE 9.1.21

Labor Contracts

Collective bargaining agreement between Callaway Golf Ball Operations, Inc. and International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers A.F.L.-C.I.O and its Local Lodge 1851 concerning the Chicopee, Massachusetts manufacturing plant, as amended by a memorandum of agreement supplementing the collective bargaining agreement on September 13, 2010. The agreement became effective October 1, 2008, and expires September 30, 2011. The agreement automatically renews on a year-to-year basis unless terminated. Approximately 245 employees are covered by this agreement.

Collective bargaining agreement between Callaway Golf Canada Ltd. and National Automobile, Aerospace, Transportation and General Workers Union of Canada (CAW) and its Local 462. The agreement became effective on August 1, 2009, and expires on July 31, 2012. Approximately 67 employees are covered by this agreement. (The operations covered by this collective bargaining agreement are in the process of being wound down and terminated in accordance with an agreement with CAW dated December 13, 2010.)

SCHEDULE 10.2.1

Existing Liens

State of Lien Filing	Debtor	Secured Party	Filing Number
Delaware	Callaway Golf Company	Sharp Electronics	3276486 1

Delaware	Callaway Golf Company	U.S. Bancorp	6368536 9

Delaware	Callaway Golf Company	Banc of America Leasing & Capital LLC	2008 0968899

Delaware	Callaway Golf Company	Toyota Motor Credit Corporation	2008 1284767

Delaware	Callaway Golf Company	Toyota Motor Credit Corporation	2009 3361042

Delaware	Callaway Golf Company	Ikon Financial Services	2009 0073400

Delaware	Callaway Golf Company	Ikon Financial Services	2009 0073418

Delaware	Callaway Golf Company	Ikon Financial Services	2010 2845760

Delaware	Callaway Golf Company	Raymond Leasing Corp.	2010 2853343

Delaware	Callaway Golf Company	Timepayment Corporation	2011 1466260

California	Callaway Golf Company	Gelco Corporation d/b/a GE Fleet Services	10-7242907941

California	Callaway Golf Company	Timepayment Corporation	10-7253794523

State of Lien Filing	Debtor	Secured Party	Filing Number
California	Callaway Golf Company	Assignor: EMC Corporation; Assignee: SG Equipment Finance USA Corp.	11-7263928958

Delaware	The Top-Flite Golf Company	NMHG Financial Services Inc.	5370559 8

Ontario	Callaway Golf Canada Ltd.	DCFS Canada Corp. and Mercedes Benz Financial	665420427 (registration no. 201010261946 1531 4248)

SCHEDULE 10.2.2

Permitted Investments

Investor Entity	Investment	Investment Amount
Callaway Golf Company	Qingdao Sun Tech Sporting Goods Co., Ltd. and affiliates (loan agreement)	$2,187,587 (USD)

Callaway Golf Company	Top-Golf International, Inc.	18.26% equity ownership of Top-Golf.

Callaway Golf Company	Lone Cypress Company, LLC.	$ 2,000,000 (USD)

SCHEDULE 10.2.3

Permitted Debt

In each case, in the amount set forth in the applicable Information Certificate:

Nature of Obligation	Creditor	Entity
Capital Lease, Postage Meter	Pitney Bowes	Callaway Golf Company
Capital Lease, IT Servers	EMC	Callaway Golf Company
Intercompany Loan	Callaway Golf Interactive, Inc.	Callaway Golf Company
Intercompany Loan	Callaway Golf European Holding Co. Ltd.	Callaway Golf Company
Bank Guarantee	Green Square Property Development	Callaway Golf South Pacific Pty Ltd.
Bank Guarantee	Credit Suisse	Callaway Golf Europe Ltd.
Bank Guarantee (VAT)	Den norske Bank	Callaway Golf Europe Ltd.
Bank Guarantee (import duties)	Den norske Bank	Callaway Golf Europe Ltd.
Bond Guarantee (import duties)	Barclays PLC	Callaway Golf Europe Ltd.
Car Leasing	Volvo Leasing GMBH	Callaway Golf Europe Ltd.
Eidg. Oberzoll	VAT Guarantee	Callaway Golf Europe Ltd.
Canada AMEX Guarantee	AMEX Bank of Canada	Callaway Golf Canada Ltd.
Intercompany Long-Term Loan	Callaway Golf Company	Callaway Golf Canada Ltd.
Intercompany Short-Term Loan	Callaway Golf Company	Callaway Golf Canada Ltd.
Customs Bond for Duty and GST payments	Canada Customs	Callaway Golf Canada Ltd.